Exhibit 2.1

MASTER TRANSACTION AGREEMENT

by and among

HALLMARK FINANCIAL SERVICES, INC.,

HALLMARK SPECIALTY UNDERWRITERS, INC.,

and

Starstone U.S. Holdings, Inc.

dated as of October 7, 2022

i

ii

SCHEDULES

Schedule I	Assigned Contracts
Schedule II	Assumed Liabilities
Schedule III	Transferred Assets
Schedule IV	Excluded Liabilities
Schedule V	Excluded Assets
Schedule VI	Certain Licensed IP
Schedule VII	Bonus Targets

iii

MASTER TRANSACTION AGREEMENT

THIS MASTER TRANSACTION AGREEMENT (this “Agreement”) is made as of October 7, 2022, by and among Hallmark Financial Services, Inc., a Nevada corporation (the “Equity Seller”), Hallmark Specialty Underwriters, Inc., a Texas corporation (“HSU” and together with the Equity Seller, the “Sellers” and each, a “Seller”), and Starstone U.S. Holdings, Inc., a Delaware corporation (“Buyer”). Buyer and the Sellers are referred to herein individually as a “Party” and together as the “Parties.”

R E C I T A L S

WHEREAS, as of the date hereof, Equity Seller owns 100% of the issued and outstanding units (collectively, the “Units”) of Heath XS, LLC, a New Jersey limited liability company, a disregarded entity of Equity Seller for U.S. federal income tax purposes (the “Company”);

WHEREAS, Equity Seller desires to sell to Buyer, and Buyer desires to acquire, or cause an Affiliate of Buyer to acquire, from Equity Seller, 100% of the Units, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Sellers desire to sell to Buyer or an Affiliate of Buyer, and Buyer desires to purchase, or cause an Affiliate of Buyer to purchase, from the Sellers the Transferred Assets upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, immediately following the consummation of the transactions contemplated by this Agreement, Buyer or an Affiliate of Buyer will own 100% of the Units and the Transferred Assets;

WHEREAS, upon the consummation of the transactions contemplated by this Agreement, Buyer shall assume, or shall cause an Affiliate of Buyer to assume, from the Sellers upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, at the Closing, the Parties shall, or shall cause their respective Affiliates to enter into the Ancillary Agreements in furtherance of this Agreement and the Transactions; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions thereto.

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Defined Terms. For the purposes of this Agreement the following words and phrases shall have the following meanings:

“2022 Annual Cash Bonus Amount” means the target 2022 annual cash incentive bonuses of Seller and its Affiliates as determined in accordance with Schedule VII for the performance period commencing on January 1, 2022 and ending on December 31, 2022.

“Accounting Principles” means the accrual basis of accounting using the same accounting methods, practices, principles, policies and procedures that were used in the preparation of the Financial Statements for the most recent fiscal year.

“Action” means any claim, action, suit, charge, audit, investigation, arbitration, hearing, mediation or other proceeding, whether civil or criminal, at law or in equity, before or by any Governmental Body.

“Affiliate” of any Person means any Person that controls, is controlled by or is under common control with such Person, including any Subsidiary. As used herein, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

“AHIC” means American Hallmark Insurance Company of Texas, a Texas insurance company.

“Ancillary Agreements” means, collectively, the Confidentiality Agreement, the Quota Share Reinsurance Agreement, the General Agency Agreement, the Claims Administration Agreement, the Employee Leasing Agreement, the Transition Services Agreement, the Assignment of Lease Agreement, the Sublease Agreement, the Assignment and Assumption Agreement and the Bill of Sale.

“Assigned Contracts” means the Contracts set forth in Schedule I.

“Assignment and Assumption Agreement” means the assignment and assumption dated as of the date hereof, by and between Buyer and the Sellers.

“Assignment of Lease Agreement” means the lease assignment and assumption dated as of the date hereof, by and among CSIS, Equity Seller and the applicable landlord, with respect to the Assigned Real Property Leases.

“Assumed Employee Liabilities” means (i) all Liabilities relating to the employment or termination of employment of any Transferred Employee following the Employment Commencement Date, (ii) all Liabilities relating to Buyer Benefit Plans, whenever incurred, (iii) the Assumed Retention Bonuses, and (iv) portion of the Buyer Retention Bonuses that exceed the 2022 Annual Cash Bonus Amount as ultimately determined in accordance with Section 5.3(g)(ii).

“Assumed Liabilities” means the Liabilities set forth in Schedule II (other than the Excluded Liabilities).

“Bill of Sale” means the bill of sale dated as of the date hereof, by and between Buyer and the Sellers.

“Business” means, collectively, the excess and surplus lines insurance business of the Sellers and their Affiliates (including the Company) for small- to mid-sized enterprise in specialty and niche markets, including wholesale distribution of excess and surplus lines in respect of the following business units (A) E&S Casualty (general liability for small- to mid-sized enterprise risks with a focus on construction, light manufacturing and products and premises liability), (B) E&S Contract Binding (small excess and surplus accounts (specifically, general liability and commercial package)), (C) E&S Property (shared and layered property risks), (D) Pro-Financial Lines (directors and officer and errors and omission for small- to mid-sized enterprise risks),(E) Pro-Healthcare (medical professional liability for medical facilities and physicians) and (F) Commercial Auto (trucking, targeting specialty classes); provided, that the Business excludes the following business units of the Sellers and their Affiliates (which are offered on both an admitted and excess and surplus basis and distributed through retail agents (except in respect of Discontinued Lines, which are not distributed)) (i) Specialty Aviation (personal and small aircraft and airport liability), (ii) Discontinued Lines (binding primary auto, hospitals and business produced by managing general agents), (iii) Commercial Accounts (standard commercial for commercial package for small- to mid-sized enterprise risks within targeted specialties) and (iv) personal lines for non-standard auto and renters.

“Business Day” means a day that is not a Saturday, a Sunday or any other day on which commercial banking institutions are authorized or required by Law to be closed for regular banking business in New York City.

“Business Employees” means employees of the Sellers or any of their Affiliates, in each case, who provide services primarily to the Business and who are identified at Section 3.7(a) of Sellers Disclosure Schedule.

“Business IP” means, collectively, any and all (a) Intellectual Property owned (or claimed in writing to be owned) by the Company, and (b) Transferred IP. For the avoidance of doubt, Business IP shall exclude the Excluded IP and any Intellectual Property subject to Section 5.15.

“Business IT Systems” means, collectively, any and all IT Systems (a) owned by the Company or licensed or leased by the Company from a Third Party, or (b) included in the Transferred Assets.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3(a)(i) and Section 4.4.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116-136.

“Claims” means any and all manner of claims, suits, damages, demands and liabilities whatsoever in law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect.

“Claims Administration Agreement” means the claims administration agreement dated as of the date hereof, by and between CSIS, HSIC, AHIC, HIC, and HNIC.

“Closing Net Working Capital” means (a) the Current Assets of the Company, minus (b) the Current Liabilities of the Company, in each case calculated as of the Measurement Time.

“Closing Net Working Capital Adjustment” means an amount equal to the Closing Net Working Capital minus the Target Working Capital.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or other labor Contract (including any Contract with any works council, labor or trade union or other employee representative body).

“Company Plan” means each Employee Benefit Plan that is solely maintained or sponsored by the Company.

“Confidential Information” means, with respect to either Party or any of its respective Affiliates, any information disclosed to such Party by the other Party or any of the other Party’s respective Representatives that relates to (a) the provisions of this Agreement or any agreement entered into pursuant to this Agreement, (b) the negotiations relating to this Agreement (or any such other agreement), (c) any information relating to the business, financial or other affairs (including future plans, financial targets, trade secrets and know-how) of such other Party or such other Party’s Affiliates or (d) any information of the other Party or such other Party’s Representatives provided in a manner which reasonably indicates the confidential or proprietary nature of such information.

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated as of August 8, 2022, by and between Equity Seller and Buyer.

“Contract” means any written note, bond, mortgage, indenture, guarantee, license, agreement, contract, lease, legally binding commitment, legally binding letter of intent or other similar instrument, and any amendments thereto.

“COVID-19 Legislation” means the CARES Act and similar state and local stimulus fund programs enacted by a Governmental Body or Taxing Authority in connection with or in response to COVID-19.

“CSIS” means Core Specialty Insurance Services, Inc., a New Jersey corporation.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (i) Income Tax assets, current and deferred and (ii) Restricted Cash.

“Current Liabilities” means accounts payable and accrued expenses, but excluding Liabilities related to Income Tax; provided, that, for the avoidance of doubt, in no event shall any amount or item that constitutes a Transaction Expense be deemed to be a Current Liability for purposes of this Agreement.

“Employee Benefit Plan” means each (a) “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), (b) other material benefit and compensation plan, policy, program, practice, arrangement or agreement, including pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, hospitalization, medical, dental, life, employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, equity or equity-based, incentive and bonus plan, contract, policy, program, practice, arrangement or agreement, and (c) other material employment, individual consulting or other individual agreement, plan, practice, policy, contract, program and arrangement, in each case, (i) that is sponsored, maintained or contributed to, or required to be contributed to, by the Sellers or any of their Affiliates (including the Company) in respect of any Business Employee or (ii) with respect to which the Sellers or any of their Affiliates (including the Company) have any Liability with respect to any Business Employee.

“Employee Leasing Agreement” means the employee leasing agreement dated as of the date hereof, by and between Equity Seller and CSIS.

“Employment Commencement Date” means (i) January 1, 2023 for Transferred Employees or, if later, (ii) the date that a Delayed Transfer Employee becomes a Transferred Employee in accordance with Section 5.3(d).

“Encumbrance” means any lien, encumbrance, charge, security interest, mortgage, pledge, indenture, deed of trust, right of way, encroachment, easement, covenant, option, right of first offer or refusal or transfer restriction, or any other similar restrictions or limitations on the ownership or use of real or personal property or similar irregularities in title thereto.

“Environmental Laws” means any applicable Law governing (a) pollution, (b) the protection of human health or safety, or (c) the environment (including natural resource restoration and natural resource damages).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any Person means each other Person (whether or not incorporated) that is treated as a single employer with such Person for purposes of Section 4001(b) of ERISA or Section 414 of the Code.

“Excluded Assets” means the assets listed on Schedule V.

“Excluded Books and Records” means, (1) Tax Returns and Tax records and all other data and information with respect to the Sellers, (2) files, records, data and information with respect to the employees of the Sellers (other than the Company) (except data and information provided pursuant to this Agreement with respect to any Business Employee, unless prohibited by applicable Law), (3) records, data and information with respect to any employee benefit plan established, maintained or contributed to by the Sellers or any of their respective Affiliates (other than the Company) (except data and information provided pursuant to this Agreement with respect to any Business Employee, unless prohibited by Law), (4) any materials prepared for the boards of directors of the Sellers, (5) any corporate minute books, stock records or similar corporate records of the Sellers (other than the Company), (6) any materials that are privileged and/or confidential for which the Sellers (other than the Company) do not have a common interest with Buyer, (7) any internal drafts, opinions, valuations, correspondence or other materials produced by, or provided between or among, the Sellers and their Affiliates or Representatives with respect to the negotiation, valuation and consummation of the Transactions or the Ancillary Agreements or the terms of engagement of such Representatives with respect thereto, and (8) consolidated financial records (including general ledgers) of the Sellers (other than the Company) and their respective Affiliates, consolidated regulatory filings made by the Sellers (other than the Company) and their respective Affiliates and any related correspondence with Governmental Bodies, except (A) to the extent the information contained therein specifically or separately identifies the Business and is not otherwise included in a Transferred Book and Record or (B) is a book and record of the Company.

“Excluded IP” means any Trademark that incorporates the Seller Name.

“Excluded Liabilities” means the Liabilities set forth in Schedule IV.

“Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of the United States, 15 U.S.C. Sections 78a, 78m, 78dd 1, 78dd 2, 78dd 3 and 78ff, as amended, and similar Laws and Orders of other jurisdictions concerning or relating to bribery or corruption.

“GAAP” means generally accepted accounting principles in the United States.

“General Agency Agreement” means the general agency agreement dated as of the date hereof, by and between the Company, HSIC, AHIC, HIC and HNIC.

“Governing Documents” means, with respect to an entity, the certificate or articles of incorporation, association, formation or organization, certificates of limited partnership, memorandum and articles of association, by-laws, limited liability company agreement, operating agreement, partnership agreement, limited partnership agreement or other similar constitutive documents of such entity, as amended, modified or supplemented from time to time.

“Governmental Body” means any court or tribunal, administrative, governmental or regulatory body, stock exchange or self-regulatory organization, legislature, department, commission, board, agency, bureau, instrumentality, division, public body or other authority of any nation or government or any political subdivision thereof (supranational, national, federal, provincial, state or local or foreign).

“HIC” means Hallmark Insurance Company, an Arizona insurance company.

“HNIC” means Hallmark National Insurance Company, an Arizona insurance company.

“Holding Company System Act” means provisions of a jurisdiction’s insurance Laws governing control over insurers, transactions between insurers and affiliates and registration of holding companies.

“HSIC” means Hallmark Specialty Insurance Company, an Oklahoma insurance company.

“Income Tax” means any Tax imposed on or measured or determined with reference to gross or net income, profits or receipts (however denominated), including franchise and withholding Taxes if and to the extent imposed in lieu of Taxes denominated as “income” Taxes (but not including, for the avoidance of doubt, any sales, use, real or personal property, transfer or similar Taxes).

“Indemnified Taxes” means any and all Losses, without duplication, resulting from or arising out of (a) any liability for Taxes (including the non-payment therefor) of any of the Sellers or any of their respective Affiliates (other than the Company); (b) any Taxes of the Company for any Pre-Closing Tax Period; (c) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law; (d) Taxes of any Person imposed on the Company as a transferee or successor, by Contract or otherwise, in each case in this clause (d), which Taxes relate to any event or transaction occurring before the Closing; (e) the Sellers’ share of any Transfer Taxes as determined under Section 5.14(a) (f) any Taxes imposed on or with respect to the Purchased Assets, the Assumed Liabilities or the Business for any Pre-Closing Tax Period, including on or with respect to the transfer of any of the Purchased Assets, Assumed Liabilities or the Business; (g) any inaccuracy in or breach of the representations and warranties of Sellers set forth in Section 3.12 (Taxes); (h) any Taxes imposed on or with respect to any Excluded Asset, including on or with respect to any transfer of an Excluded Asset out of the Company; and (i) any Taxes that constitute or are imposed on or with respect to any Excluded Liability, including on or with respect to any transfer of an Excluded Liability out of the Company.

“Insurance Contract” means any insurance policy, binder, slip or contract issued by an Insurance Subsidiary in connection with the Business.

“Insurance Subsidiary” means HSIC, AHIC, HIC, and HNIC.

“Intellectual Property” means any and all intellectual property rights throughout the world, including any and all of the following: (a) patents, patent applications and patent disclosures, including any continuations, divisions, continuations-in-part, reexaminations, extensions, renewals, reissues and foreign counterparts of or for any of the foregoing, (b) Trademarks, (c) Internet domain names, and social media usernames, handles and similar identifiers, (d) works of authorship, content, copyrights and copyrightable subject matter, design rights and moral and economic rights therein, (e) rights in Software, data and databases, (f) trade secrets and other confidential and proprietary information, including confidential and proprietary customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, (g) rights in ideas, know-how, inventions (whether or not patentable or reduced to practice), processes, formulae and methodologies, compositions, technologies, techniques, specifications, protocols, schematics and research and development information, (h) any and all applications, registrations and recordings for the foregoing and (i) all rights in the foregoing (including pursuant to licenses, common-law rights, statutory rights and contractual rights), in each case to the extent protectable under applicable Law.

“IT Systems” means any and all Software, hardware, servers, systems, sites, circuits, networks, data communications lines, routers, hubs, switches, interfaces, websites, platforms and other computer, telecommunications and information technology assets and equipment, and all associated documentation.

“Knowledge” means (a) with respect to the Sellers, the actual knowledge of Mark Schwartz, Chris Kenney or Pavinee Hat, after reasonable inquiry and (b) with respect to Buyer, the actual knowledge of Robert Kuzloski, Jeff Consolino or William Vens, after reasonable inquiry.

“Law” means any binding supranational, national, federal, state, provincial, municipal, local or foreign law, statute, ordinance, rule, regulation, constitution, treaty, code, Order, decision or settlement issued or entered into by any Governmental Body.

“Liability” means, with respect to any Person, all indebtedness, obligations and other liabilities of such Person, whether absolute or contingent (or based upon any contingency), known or unknown, fixed or otherwise, due or to become due, whether or not accrued or paid, and whether required or not required to be reflected in financial statements under GAAP.

“Licensed IP” means any and all Intellectual Property owned by Seller or any of its Affiliates (other than the Company) and utilized in the Business, excluding the Transferred IP and the Excluded IP, but including the Intellectual Property set forth in Schedule VI.

“Losses” means any and all losses, costs, charges, settlement payments, awards, judgments, fines, Taxes, penalties, damages, assessments, deficiencies, expenses (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys’, actuaries’, accountants’ and other professionals’ fees, disbursements and expenses), liabilities, claims or deficiencies of any kind, and including special, indirect, incidental, consequential or similar damages; provided, that Losses shall not include punitive or exemplary damages, other than such damages that are payable to a third party not affiliated with the relevant Indemnified Party.

“Material Adverse Effect” means any fact, event, circumstance, change, condition, occurrence, development or effect that, individually or in the aggregate, has a material adverse effect on (a) the business, assets, liabilities, operations, financial condition or results of operations of the Business or the Company, taken as a whole, or (b) the applicable Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby; provided, however, that, with respect to clause (a), no facts, events, circumstances, changes, conditions, developments or effects resulting from or arising out of the items enumerated in sub-clauses (i) to (x) below shall be deemed to be or constitute a Material Adverse Effect, or shall be taken into account when determining whether a Material Adverse Effect has occurred: (i) earthquakes, hurricanes, tornadoes or other severe weather conditions or natural disasters; (ii) any changes or conditions generally affecting the principal industry in which the Company and the Business operate; (iii) general economic, monetary or financial conditions in the U.S. or global financial markets, including changes in prevailing interest rates, currency exchange rates, credit market, financial market or security market conditions; (iv) general political conditions in the U.S.; (v) acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the date hereof or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date hereof; (vi) changes in applicable Law, GAAP or SAP, or any authoritative interpretations thereof, in each case, after the date hereof; (vii) any action that Buyer directs any Seller in writing to take or not take pursuant to this Agreement; (viii) the announcement and performance of this Agreement and the transactions contemplated herein, including termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any employees, officers, policyholders, Producers, reinsurers, customers, suppliers and service providers of the Business resulting from such announcement or performance; (ix) any action taken by, Buyer or any of their Affiliates, and its and their Representatives; or (x) any failure by the Company or the Sellers (with respect to the Business) to meet any internal projections or forecasts or estimates of revenue or earnings for any period (it being understood that the underlying facts and circumstances giving rise or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect shall not be prevented from being taken into account in determining whether there is or has been a Material Adverse Effect), except, in the case of sub-clauses (i), (ii), (iii), (iv), (v) and (vi), to the extent the Company or Sellers (with respect to the Business) are disproportionately affected thereby as compared with other participants in the industry in which the Company and the Business operates in the same geographies.

“Measurement Time” means 11:59 p.m. Eastern Time on September 30, 2022.

“Order” means any binding order, writ, judgment, injunction, decree, stipulation, determination, ruling or award entered by or with any Governmental Body, in each case, whether preliminary or final.

“Permitted Encumbrances” means (a) any Encumbrances arising under any applicable securities or insurance Laws; (b) any Encumbrances for Taxes, assessments or other governmental charges or levies (i) that are not yet due or payable or (ii) that are being contested in good faith by appropriate proceedings and, in each case of (i) and (ii), for which adequate reserves have been established in accordance with GAAP consistently applied in accordance with the Financial Statements as at December 31, 2021; (c) any Encumbrances approved in writing by Buyer or incurred as a result of any action of Buyer or its Affiliates, which shall include any Encumbrances granted pursuant to this Agreement or any Ancillary Agreement; (d) any non-monetary minor imperfection in title or Encumbrances, encroachments or conditions, if any, that, individually or in the aggregate, do not materially interfere with the continued use or operation of any real property or tangible personal property, as currently used or operated by the Company; (e) any Encumbrance in favor of the Company; and (f) non-exclusive licenses of Business IP granted by the Company in the ordinary course of business consistent with past practice; provided, however, in no event shall a Permitted Encumbrance include any matter that would violate any covenants of Seller or its Subsidiaries under the terms of this Agreement.

“Person” means any individual, corporation, partnership, limited liability company, firm, association, joint venture, joint stock company, estate, trust, incorporated or unincorporated organization, Governmental Body or other entity of any kind or nature.

“Personal Information” means all information, in any form, that, alone or in combination with other information, regards or is capable of being associated with an individual person or device, including such information (a) that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number, driver’s license number and passport number), credit card or other financial information, medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, face geometry or biometric information, and any other data used or intended to be used to identify, contact or precisely locate an individual, (b) that is data regarding an individual’s activities online or on a mobile or other application (e.g., searches conducted, web pages or content visited or viewed), (c) that consists of Internet Protocol addresses or other persistent identifiers or (d) that is defined as “personal information,” “consumer information,” “personally identifiable information” or similar terms under any applicable Privacy Laws.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to the Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Privacy Laws” means all applicable data and/or privacy Laws concerning the treatment (including the collection, handling, processing, protection, storage and/or transfer) of personal information, including Laws of any applicable jurisdiction or country from which such data originated, including Laws that relate to the security and protection of personally identifiable information, data privacy, trans-border data flow or data protection.

“Purchase Price” means (a) forty million dollars ($40,000,000), plus or minus, as applicable, (b) the Closing Net Working Capital Adjustment, and minus (c) the Transaction Expenses.

“Purchased Assets” means, collectively, the Units and the Transferred Assets.

“Quota Share Reinsurance Agreement” means the unearned premium and prospective quota share reinsurance agreement dated as of the date hereof, by and between HSIC, AHIC, HIC, HNIC and Reinsurer.

“Regus Agreement” means that certain agreement, dated as of May 10, 2022, by and between Regus Management Group, LLC and Equity Seller in respect of certain office spaces located in Scottsdale, Arizona.

“Reinsurance Premium” means (a) the net unearned premium reserve of HSIC and the other Insurance Subsidiaries in respect of the Business as of the Measurement Time minus (b) a ceding commission equal to 0.23 multiplied by the amount in clause (a).

“Reinsurer” means StarStone National Insurance Company, a Delaware insurance company.

“Renewal Rights” means, with respect to the Business (i) the exclusive rights from and after the Closing to offer, quote and solicit (or otherwise renew and replace), subject to Law, all Insurance Contracts issued by any Insurance Subsidiary as part of the Business prior to the date hereof (including any subsequent renewal or replacement thereof), (ii) all rights to produce Insurance Contracts with respect to such policyholders, (iii) the expiration data relating to such Insurance Contracts, (iv) all books and records pertaining to the Business and policyholders, (v) the policyholder and Producer lists owned or used by the Sellers in the conduct of the Business, and (vi) the relationships that the Sellers enjoy with each Producer in the conduct of the Business.

“Representatives” means, with respect to any Person, its Subsidiaries, Affiliates, and its and their respective directors, officers, employees, financial advisors, attorneys and other advisors, agents and representatives.

“Restricted Cash” means cash to the extent that it is not freely useable by the Company because it is subject to restrictions or limitations on use or distribution by Tax or other Law, contract or otherwise.

“Retained Employee Liabilities” means all Liabilities (excluding the Assumed Employee Liabilities) with respect to (i) any Seller Plan, any Company Plan and any other “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) maintained, sponsored, contributed to or required to be contributed to by Seller or its Affiliates (other than the Company), whenever incurred, (ii) the employment or termination of employment of any current or former officer, employee or other service provider of Seller and its Affiliates (other than the Transferred Employees), whenever incurred, and (iii) the employment and termination of employment of any Business Employees, incurred as of or prior to the Closing.

“Sanctioned Country” means a country, region or territory which is itself the subject or target of comprehensive Sanctions broadly prohibiting and restricting dealings in and with such country, region or territory (at the time of this Agreement, Belarus, Burundi, the Crimea region of Ukraine, Cuba, Democratic Republic of the Congo, Iran, Iraq, Lebanon, Libya, Mali, Nicaragua, North Korea, Somalia, Sudan, South Sudan, Syria, Russia, Venezuela, Western Balkans, Yemen and Zimbabwe).

“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SAP” means, as to any insurance or reinsurance company, the statutory accounting practices (consistently applied) prescribed or permitted by applicable insurance Laws and the insurance regulatory authorities, in each case of the jurisdiction in which such company is domiciled, but disregarding any permitted practices applicable specifically to any such company.

“Second Amended and Restated Company Operating Agreement” means the second amended and restated operating agreement of the Company, dated as of the date hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and (b), Section 3.2(a) and (b), Section 3.3, Section 3.4(a)(i), Section 3.13 and Section 3.24.

“Seller Name” means the Trademark “Hallmark” and any Trademark confusingly similar thereto.

“Seller Plan” means any Employee Benefit Plan that is not a Company Plan.

“Software” means any and all computer programs, including all software implementations of algorithms, models and methodologies, whether in source code (human readable format) or object code (machine readable format) or other format and including executables, libraries and other components thereof.

“Straddle Period” means any taxable period beginning on or before, and ending after, the Closing Date.

“Sublease Agreement” means the sublease agreement, dated as of the date hereof, for the portion of the 10th floor of the leased property located in Dallas, Texas specified therein, between Equity Seller and CSIS.

“Subsidiary” of any Person means another Person in which such first Person (a) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, equity securities, profits interest or capital interest or (b) is entitled to elect at least a majority of the board of directors or other persons performing similar functions.

“Target Working Capital” means zero ($0).

“Tax” means a tax of any kind, whether federal, state, local or foreign, including all net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, registration, withholding, payroll, employment, severance, social security, worker’s compensation, unemployment, occupation, capital stock, ad valorem, value added, transfer, gains, profits, net worth, asset, transaction, real property, personal property, escheat, premium, windfall profits, stamp, license, alternative, add-on minimum or estimated tax or other tax (whether or not requiring the filing of a Tax Return), including any interest, penalties or additions to tax with respect thereto, whether disputed or not, imposed upon any Person by any taxing or social security authority or other Governmental Body under applicable Law.

“Tax Return” means any return, declaration, report, form, claim for refund or information return or statement, and any other document filed or required to be filed in respect of any Tax, including any schedule or attachment thereto or amendment thereof.

“Taxing Authority” mean any U.S. or non-U.S. federal, national, state, provincial, county, or municipal or other local government, any subdivision, agency, commission, or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority, including any Governmental Body.

“Third Party” means any Person not an Affiliate of the other referenced Person or Persons.

“Trademarks” means trademarks, trade names, corporate names, brands, business names, trade styles, service marks, service names, logos, domain names, slogans, trade dress or other source or business identifiers and general intangibles of like nature, whether registered or unregistered, and whether arising under the laws of the United States or any state or territory thereof or any other jurisdiction anywhere in the world, and all registrations and applications for registration with respect to any of the foregoing, together with all goodwill associated with any of the foregoing.

“Transaction Expenses” means the sum, without duplication, of the following: (i) all fees and expenses (to the extent related to the negotiation, execution and consummation of the Transactions) incurred or payable by or on behalf of the Company, the Sellers or any of their Affiliates for which the Company is liable and which remains unpaid as of the Closing, including all legal, accounting, financial advisory, consulting, finders and all other fees and expenses (in each case whether or not billed or invoiced prior to the Closing); and (ii) solely to the extent not included in the calculation of Closing Net Working Capital, the 2022 Annual Cash Bonus Amount and any severance, retention, change in control, “stay around,” transaction payments or similar payments to any Person by the Company as a result of or in connection with the Closing (other than the Assumed Retention Bonuses and an amount equal to the portion of the Buyer Retention Bonuses that exceed the 2022 Annual Cash Bonus Amount as ultimately determined in accordance with Section 5.3(g)(ii)), together with the employer portion of applicable Taxes. “Transaction Expenses” shall also include any such amounts paid by the Company following the Measurement Time but prior to or at the Closing.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, gross receipts, registration, real estate, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes.

“Transferred Assets” means the assets listed on Schedule III (other than the Excluded Assets).

“Transferred Books and Records” means copies of all records (including computer generated, recorded or stored records) relating exclusively to the Business or that are necessary to operate the Business and that are in the possession or control of the Sellers or their respective Affiliates, including customer lists, Producer information, policy information, insurance policy forms, rate filing information, rating plans, all filings and correspondence with Governmental Bodies relating to the operation of the Business, claim records, sales records, underwriting records, advertising and promotional materials, personnel records related to Transferred Employees and compliance records, and including any databases maintained by any of the Sellers or their respective Affiliates to the extent containing such Transferred Books and Records; provided, however, that Transferred Books and Records shall exclude all Excluded Books and Records.

“Transferred IP” means any Intellectual Property owned, or purported to be owned, by the Sellers or any of their respective Subsidiaries or Affiliates (other than the Company) that relates primarily to the Business, together with: (a) all registrations and applications for registration thereof; (b) any continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof (as applicable); (c) all goodwill symbolized by or associated with the foregoing (as applicable); (d) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof; and (e) all rights to causes of action, lawsuits, judgments, claims and demands of any nature, whether mature, contingent or otherwise, available to or being pursued by Sellers or any of their respective Subsidiaries or Affiliates or with respect to the ownership, use, function or value of any of the foregoing, whether arising by way of counterclaim or otherwise, and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery (regardless of whether such rights are currently exercisable).

“Transition Services Agreement” means a transition services agreement dated as of the date hereof, by between CSIS and the Sellers.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“U.S.” or “United States” means the United States of America.

Section 1.2            Additional Defined Terms. For purposes of this Agreement, the following terms shall have the meanings specified in the Sections indicated below:

Term	Section

401(k) Cutover Date	Section 5.3(h)
Agreement	Preamble
Applicable Tenant	Section 3.14(b)
Asset Transfer Date	Section 5.3(h)
Assigned Real Property Leases	Section 3.14(c)(i)
Assumed Liabilities	Schedule II

Assumed Retention Bonuses	Section 5.3(g)(i)
Business Employee Census	Section 3.7(a)
Buyer	Preamble
Buyer 401(k) Plan	Section 5.3(h)
Buyer Benefit Plan	Section 5.3(f)
Buyer Indemnitees	Section 6.2(a)
Buyer Retention Bonuses	Section 5.3(g)(ii)
Claim Amount	Section 6.3(a)
Claim Notice	Section 6.3(a)
Closing	Section 2.7
Closing Date	Section 2.7
Company	Recitals
Company Registered IP	Section 3.10(a)
Competing Business	Section 5.6
Consultation Period	Section 2.11(c)
DC Employees	Section 5.3(h)
Deductible	Section 6.2(c)(i)
Delayed Transfer Employee	Section 5.3(d)
Disclosing Party	Section 5.12(a)
Equity Seller	Preamble
Estimated Closing Date Balance Sheet	Section 2.9
Estimated Closing Statement	Section 2.9
Estimated Purchase Price	Section 2.9
Estimated Reinsurance Premium	Section 2.9
Excluded Assets	Schedule V
Excluded Liabilities	Schedule IV
Final Allocation	Section 2.10(b)
Final Closing Statement	Section 2.11(g)
Final Purchase Price	Section 2.11(g)
Final Reinsurance Premium	Section 2.11(g)
Financial Statements	Section 3.9(a)
HSU	Preamble
Improvements	Section 3.14(c)(x)
Indemnification Claim	Section 6.3(a)
Indemnified Party	Section 6.3(a)
Indemnifying Party	Section 6.3(a)
Intercompany Agreements	Section 5.7(a)
Leased Real Property	Section 3.14(a)
Material Contract	Section 3.8(a)
Material Contracts	Section 3.8(a)
Nonadmitted and Reinsurance Reform Act	Section 3.5(a)
Non-Recourse Persons	Section 7.9(a)
Parties	Preamble
Party	Preamble
Permits	Section 3.19
Post-Closing Audit	Section 5.11(a)

Post-Closing Covenant	Section 8.1(d)
Post-Closing Statement	Section 2.11(a)
Preliminary Purchase Price	Section 2.11(a)
Preliminary Reinsurance Premium	Section 2.11(a)
Producer	Section 3.22(a)
Purchase Price Allocation	Section 2.10(a)
Real Property Lease	Section 3.14(a)
Receiving Party	Section 5.12(a)
Review Period	Section 2.11(b)
Scheduled Consents	Section 3.4(b)
Seller	Preamble
Seller 401(k) Plan	Section 5.3(h)
Seller Indemnitees	Section 6.2(b)
Sellers	Preamble
Sellers Disclosure Schedule	ARTICLE III
Settlement Accountant	Section 2.11(c)
Statement of Objections	Section 2.11(b)
Survival Period	Section 6.1(d)
Tax Contest	Section 5.15(e)
Tax Purchase Price	Section 2.10(a)
Third Party Claim	Section 6.3(a)
Third Party Reinsurance Contracts	Section 3.21(a)
Transferred Asset	Schedule III
Transferred Employee	Section 5.3(c)
Trojan horses	Section 3.10(i)
Units	Recitals
Voting Debt	Section 3.2(b)

Section 1.3             Other Definitional and Interpretive Matters.

(a)            As used in this Agreement, references to the following terms have the meanings indicated:

(i)             to the Preamble or to the Recitals, Sections, Articles or Schedules are to the Preamble or a Recital, Section or Article of, or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;

(ii)            to any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time;

(iii)           to any Law are to such Law as amended, modified, supplemented or replaced from time to time and all rules and regulations promulgated thereunder, and to any section of any Law include any successor to such section;

(iv)           to any Governmental Body includes any successor to the Governmental Body and to any Affiliate includes any successor to the Affiliate;

(v)            to any “copy” of any Contract or other document or instrument are to a true and complete copy thereof;

(vi)           to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;

(vii)          to the “date of this Agreement,” “the date hereof” and words of similar import refer to October 7, 2022; and

(viii)         to “this Agreement” includes the Schedules (including the Sellers Disclosure Schedule) to this Agreement.

(b)            Any documents and agreements which have been posted to (i) the electronic data room hosted by Venue and labeled “Project Del Toro,” prior to 5:00 PM, New York time, on October 7, 2022 shall be deemed to have been “delivered,” “provided,” or “made available” (or any phrase of similar import) to Buyer by the Company and the Sellers.

(c)            Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” need not be disjunctive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d)            Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.”

(e)            The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(f)             References to a “Party” hereto means Buyer, the Company and the Sellers, unless the context otherwise requires.

(g)            References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

(h)            The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i)             No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.

(j)             All capitalized terms used without definition in the Schedules (including the Sellers Disclosure Schedule) to this Agreement shall have the meanings ascribed to such terms in this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.1             Purchase, Sale and Transfer of Units. Upon the terms and subject to the conditions of this Agreement, at the Closing, Equity Seller shall sell, transfer, assign, convey and deliver to Buyer or an Affiliate of Buyer, and Buyer shall, or shall cause an Affiliate of Buyer to, purchase, acquire and accept from Equity Seller, all of the Units free and clear of Encumbrances, except for any restrictions arising under any applicable securities or insurance Laws.

Section 2.2             Purchase and Sale of the Transferred Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall, or shall cause their respective Affiliates to, sell, convey, assign, transfer and deliver to Buyer, or an Affiliate of Buyer, free and clear of all Encumbrances other than Permitted Encumbrances, and Buyer shall, or shall cause an affiliate of Buyer to, purchase, acquire and accept from the Sellers all of the Sellers’ and their respective Affiliates’ rights, title and interest in and to the Transferred Assets. Except as otherwise provided herein, any costs and expenses associated with the conveyance, assignments, transfer and delivery of the Transferred Assets shall be paid by the Sellers.

Section 2.3             Assumption of the Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall, or shall cause their respective Affiliates to, assign to Buyer, or an Affiliate of Buyer and Buyer, or an Affiliate of Buyer, shall assume, the Assumed Liabilities.

Section 2.4             Excluded Assets. Notwithstanding anything herein to the contrary, the Sellers shall retain all of their right, title and interest in and to, and shall not, and shall not be required to, transfer to Buyer, or an Affiliate of Buyer, and the Transferred Assets shall not include, any Excluded Assets.

Section 2.5             Excluded Liabilities. Notwithstanding anything herein to the contrary, Buyer shall not accept, assume or be responsible to pay, perform or discharge any Excluded Liability, and the Assumed Liabilities shall not include, any and all Liabilities of the Sellers other than the Assumed Liabilities.

Section 2.6             Reinsurance of Unearned Premium. The reinsurance by Reinsurer of unearned premium of the Business as of the Measurement Time shall be governed by the terms of the Quota Share Reinsurance Agreement.

Section 2.7             Closing Date. The closing of the Transactions (the “Closing”) shall take place either at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York, 10001 at 10:00 a.m., New York time or remotely by exchange of documents and signatures (or their electronic counterparts), in either case, on the date hereof. The date and time at which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

Section 2.8             Closing Deliverables.

(a)            At the Closing, on the terms and subject to the conditions set forth in this Agreement, the applicable Sellers shall deliver or cause to be delivered to Buyer:

(i)             the appropriate instrument of sale, assignment and transfer with respect to the Units in favor of Buyer, duly executed by Equity Seller;

(ii)            the Quota Share Reinsurance Agreement, executed by HSIC, AHIC, HIC and HNIC;

(iii)           the General Agency Agreement, executed by HSIC, AHIC, HIC and HNIC;

(iv)           the Claims Administration Agreement, executed by HSIC, AHIC, HIC and HNIC;

(v)            the Employee Leasing Agreement, executed by Equity Seller;

(vi)           the Transition Services Agreement, executed by each Seller;

(vii)          the Assignment of Lease Agreement for each of the Assigned Real Property Leases, executed by Equity Seller;

(viii)         the Sublease Agreement, executed by Equity Seller;

(ix)            the Assignment and Assumption Agreement, executed by each Seller;

(x)             the Bill of Sale, executed by each Seller;

(xi)            written resignations, effective as of the Closing, of all managers and officers of the Company (except for Andrew Fieker, who shall remain an officer of the Company);

(xii)           a properly completed and executed IRS Form W-9 from each of the Sellers; and

(xiii)          all such other instruments of transfer, assignment or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, transfer, assignment, conveyance and delivery of the Units, Transferred Assets and Assumed Liabilities to from the Sellers to Buyer.

(b)            At the Closing, on the terms and subject to the conditions set forth in this Agreement, Buyer shall deliver or cause to be delivered to Equity Seller (or its Affiliates, as applicable):

(i)             an amount in dollars equal to the Estimated Purchase Price, by wire transfer of immediately available funds to the account designated in writing by Equity Seller to Buyer not less than five (5) Business Days prior to the anticipated Closing Date;

(ii)            the Second Amended and Restated Company Operating Agreement, executed by the Company (evidencing Buyer as the sole member of the Company), executed by Buyer;

(iii)           the Quota Share Reinsurance Agreement, executed by Reinsurer;

(iv)           the General Agency Agreement, executed by the Company;

(v)            the Claims Administration Agreement, executed by CSIS;

(vi)           the Employee Leasing Agreement, executed by CSIS;

(vii)          the Transition Services Agreement, executed by CSIS;

(viii)         the Assignment of Lease Agreement for each of the Assigned Real Property Leases, executed by CSIS;

(ix)            the Sublease Agreement, executed by CSIS;

(x)             the Assignment and Assumption Agreement, executed by Buyer;

(xi)            the Bill of Sale, executed by Buyer; and

(xii)           all such other instruments of transfer, assignment or conveyance as the Sellers may reasonably request or as may be otherwise necessary to evidence and effect the transfer, assignment, conveyance and delivery of the Units, Transferred Assets and Assumed Liabilities from Sellers to Buyer.

(c)            At the Closing, on the terms and subject to the conditions set forth in this Agreement and the Quota Share Reinsurance Agreement, as consideration for the reinsurance by the Reinsurer of the unearned premium reserves under the Quota Share Reinsurance Agreement, the Sellers shall cause the Insurance Subsidiaries to deliver to the Reinsurer, on a several and not joint basis in proportion to the unearned premium reserves ceded by such Insurance Subsidiary to the Reinsurer at Closing, cash in an amount equal to the Estimated Reinsurance Premium.

Section 2.9             Closing Date Payments. Prior to Closing, Equity Seller has delivered to Buyer a statement (such statement the “Estimated Closing Statement”), including: (i) estimated unaudited balance sheet of the Company, as of June 30, 2022 (the “Estimated Closing Date Balance Sheet”); (ii) based on the Estimated Closing Date Balance Sheet and accompanied by documentation reasonably satisfactory to Buyer in support of the calculation of information set forth therein, the Sellers’ good faith estimate of the Purchase Price (the “Estimated Purchase Price”) (which, for the avoidance of doubt, shall include documentation in support of the Sellers’ calculation of each element necessary to calculate Purchase Price, including Closing Net Working Capital and Transaction Expenses) and (iii) the Sellers’ good faith estimate of the Reinsurance Premium, calculated in accordance with the Accounting Principles consistently applied and in accordance with the calculation of the Estimated Purchase Price (the “Estimated Reinsurance Premium”). The Estimated Closing Statement shall be prepared by the Sellers in a manner consistent with the terms of (including the definitions contained in) this Agreement.

Section 2.10           Allocation of Purchase Price.

(a)            The Parties shall agree on an allocation and, as applicable, to cause their relevant Affiliates to agree to such allocation, of the Final Purchase Price and any other items that are treated as additional consideration for Tax purposes (together, the “Tax Purchase Price,” and such allocation, the “Purchase Price Allocation”) among the Purchased Assets (including the assets of the Company). The Purchase Price Allocation shall be determined by the Parties acting in good faith on an arm’s length basis and in accordance with Section 1060 of the Code and any similar provision of state, local, or non-U.S. Law. Within sixty (60) calendar days after the finalization of the Final Closing Statement, Buyer shall deliver to the Sellers a draft Purchase Price Allocation with respect to the Tax Purchase Price. If within thirty (30) days after the Sellers’ receipt of the draft Purchase Price Allocation, the Sellers have not objected in writing to such draft Purchase Price Allocation, it shall become final. In the event that the Sellers object in writing within such 30-day period, the Parties shall negotiate in good faith to resolve the dispute.

(b)         If, after thirty (30) days of the Sellers submitting to Buyer its written objection to the Buyer’s proposed Purchase Price Allocation the Parties are unable to reach an agreed Purchase Price Allocation, then the Sellers shall have the right to deliver notice to Buyer of its intent to refer the matter for resolution to the Settlement Accountant. Buyer and the Sellers will each deliver to the other and to the Settlement Accountant a notice setting forth in reasonable detail their proposed Purchase Price Allocation allocations. Within thirty (30) calendar days after receipt thereof, the Settlement Accountant will deliver the allocation schedule and provide a written description of the basis for its determination of the allocations therein (such allocations, whether agreed to by the Parties or determined by the Settlement Accountant (the “Final Allocation”) shall be final, binding and conclusive on the Parties). One-half of all fees, costs and expenses of retaining the Settlement Accountant shall be borne by the Sellers and one-half of such fees, costs and expenses of retaining the Settlement Accountant shall be borne by Buyer. Each party will bear the costs of its own counsel, witnesses (if any) and employees.

(c)         The Parties shall file their Tax Returns (and IRS Form 8594, if applicable) on the basis of the Final Allocation in accordance with Section 2.10(b), as it may be finally agreed by the Parties and as it may be amended pursuant to any adjustment to the Tax Purchase Price, and no Party shall thereafter take a Tax Return position or any other position for applicable Tax purposes that is inconsistent with such Final Allocation unless otherwise required pursuant to a final “determination” as defined in Section 1313(a) of the Code by a Tax authority; provided, however, that nothing contained herein shall prevent the Parties from reasonably settling any proposed deficiency or adjustment by any Tax authority based upon or arising out of the Purchase Price Allocation, and the Parties shall not be required to litigate before any court any proposed deficiency or adjustment by any Tax authority challenging such proposed deficiency or adjustment by any Tax authority.

Section 2.11        Post-Closing Adjustments.

(a)         As promptly as practicable following the Closing and in no event later than sixty (60) days following the Closing Date, Buyer shall prepare and deliver to the Sellers a statement (the “Post-Closing Statement”), (i) prepared in accordance with the Accounting Principles consistently applied, (ii) setting forth Buyer’s good faith calculation of the Purchase Price (the “Preliminary Purchase Price”) and (ii) setting forth Buyer’s good faith calculation of the Reinsurance Premium in a manner consistent with the calculation of the Purchase Price (the “Preliminary Reinsurance Premium”), together with reasonable supporting detail and documentation.

(b)         Following receipt of the Post-Closing Statement, the Sellers shall have thirty (30) days (the “Review Period”) to review such Post-Closing Statement and related computations of the Preliminary Purchase Price and Preliminary Reinsurance Premium. In connection with the review of the Post-Closing Statement, Buyer shall cooperate with and give, and shall cause the Company to cooperate with and give, to the Sellers and their Representatives, reasonable access to the books and records of the Company and the Business, the personnel of Buyer and the Company, and work papers used in the preparation of the Post-Closing Statement, along with such other information as the Sellers or their Representatives may reasonably request in connection therewith; provided, however, that the independent accountants of Buyer or the Company shall not be obligated to make any working papers available to the Sellers unless and until the Sellers have signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. If the Sellers have accepted such Post-Closing Statement in writing or has not given written notice to Buyer setting forth any objection of the Sellers to such Post-Closing Statement (a “Statement of Objections”) prior to the expiration of the Review Period, then such Post-Closing Statement shall be final and binding upon the Parties, and shall be deemed the Final Closing Statement for purposes of Section 2.11(g). Any Statement of Objections given by the Sellers shall specify in reasonable detail the amount in dispute and the reasons supporting the Sellers’ position.

(c)         If the Sellers deliver a Statement of Objections prior to the expiration of the Review Period, then Buyer and the Sellers shall negotiate to resolve the Sellers’ objections within thirty (30) days following the receipt by Buyer of the Statement of Objections (the “Consultation Period”). If the Sellers and Buyer reach an agreement as to all such objection(s) within the Consultation Period, then the Post-Closing Statement shall be revised to reflect such agreement and shall be deemed the Final Closing Statement for purposes of Section 2.11(g). If the Sellers and Buyer are unable to reach an agreement as to all such objection(s) within the Consultation Period, then any objections which remain in dispute shall be submitted to the final and binding determination of a senior employee or partner of an independent accounting firm of international standing who is not the independent auditor of, and is independent and impartial of, Buyer, the Company, the Sellers and their respective Affiliates and is jointly appointed by the Sellers and the Buyer (in either case, such accountant, the “Settlement Accountant”); provided, that, if Buyer and the Sellers cannot agree on such an accountant within fifteen (15) days of receipt by a Party of a written request for the appointment of such an accountant by the other Party, then the American Arbitration Association shall appoint the Settlement Accountant. Each of the Sellers and Buyer agree to enter into a customary engagement letter with the Settlement Accountant.

(d)         Within ten (10) days of the appointment of the Settlement Accountant, the Settlement Accountant shall set a schedule for written submissions, which submissions shall be transmitted simultaneously to the Settlement Accountant and Buyer or the Sellers, as the case may be. Unless otherwise directed by the Settlement Accountant, (i) Buyer shall first make a written submission addressing the challenged items on the Statement of Objections, (ii) the Sellers shall then be given an opportunity to respond in writing to Buyer’s submission, (iii) Buyer shall thereafter be given an opportunity to reply to the Sellers’ response and (iv) the Sellers shall be given a final opportunity to submit a rejoinder on the points raised by the Buyer. The Settlement Accountant shall have the right, but not the obligation, to request information or ask questions of the Parties as he or she sees fit. The Settlement Accountant’s determination shall be made solely in accordance with the terms and procedures set forth in this Agreement and the definitions of Purchase Price and Reinsurance Premium contained herein. The Settlement Accountant shall only consider those items that are (x) identified on the Statement of Objections as in dispute and (y) were not amicably settled in writing during the Consultation Period. Neither the Sellers nor Buyer shall discuss with the Settlement Accountant, and the Settlement Accountant shall not consider for any purpose, any settlement discussions or settlement offer made by any of the Parties with respect to any objections under this Section 2.11, unless otherwise agreed in writing by the Parties.

(e)         The Sellers and Buyer shall use their respective commercially reasonable efforts to cause the Settlement Accountant to resolve all disagreements as soon as practicable and in any event, barring exceptional circumstances, within twenty (20) days after the submission of the Sellers’ final submission as provided herein. The Settlement Accountant’s determination shall be made solely in accordance with the terms and procedures set forth in this Agreement and based solely on the submissions and supporting materials provided by Buyer and the Sellers in accordance with the terms and procedures set forth in this Agreement. The Settlement Accountant may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The resolution of the dispute by the Settlement Accountant shall be final, binding and non-appealable on the Parties, absent manifest error by the Settlement Accountant, and judgment thereon may be entered and enforced in any court of competent jurisdiction. The Settlement Accountant shall act as an expert, not as an arbitrator, and the determination of the Settlement Accountant, and this agreement to submit to the determination of the Settlement Accountant, shall not be deemed or considered an arbitration agreement and shall not be subject to the Federal Arbitration Act, 9 U.S.C. § 1 et seq., or any state arbitration statute or law.

(f)         The costs and expenses of the Settlement Accountant shall be borne by Buyer in the proportion that the aggregate dollar amount of the items that are successfully disputed by the Sellers (as finally determined by the Settlement Accountant) bears to the aggregate dollar amount of the items submitted to the Settlement Accountant and by the Sellers in the proportion that the aggregate dollar amount of the disputed items that are unsuccessfully disputed by the Sellers (as finally determined by the Settlement Accountant) bears to the aggregate dollar amount of the items submitted to the Settlement Accountant, as determined by the Settlement Accountant in his or her final determination.

(g)         The Post-Closing Statement (x) that has become final and binding pursuant to Section 2.11(b) or Section 2.11(c) or (y) as determined by the Settlement Accountant is referred to herein as the “Final Closing Statement” and (A) the Purchase Price set forth on such Final Closing Statement shall be deemed the final Purchase Price (the “Final Purchase Price”), and (B) the Reinsurance Premium set forth on such Final Closing Statement shall be deemed the final Reinsurance Premium (the “Final Reinsurance Premium”).

(i)           In the event that the Final Purchase Price is greater than the Estimated Purchase Price, Buyer shall deposit, or cause to be deposited, within three (3) Business Days of the determination of the Final Closing Statement, with the Sellers, by wire transfer of immediately available funds to the account designated in writing by the Sellers, an amount equal to such excess.

(ii)          In the event that the Estimated Purchase Price is greater than the Final Purchase Price, the Sellers shall deposit, or cause to be deposited, within three (3) Business Days of the determination of the Final Closing Statement, with Buyer, by wire transfer of immediately available funds to the account designated in writing by Buyer, an amount equal to such excess.

(iii)         In the event that the Final Reinsurance Premium is greater than the Estimated Reinsurance Premium, Buyer shall cause the Insurance Subsidiaries to deposit, or cause to be deposited, within three (3) Business Days of the determination of the Final Closing Statement, with the Reinsurer, by wire transfer of immediately available funds to the account or accounts designated in writing by the Sellers (in the proportions designated in writing by the Sellers), an amount equal to such excess.

(iv)         In the event that the Estimated Reinsurance Premium is greater than the Final Reinsurance Premium, the Sellers shall cause the Reinsurer to deposit, or cause to be deposited, within three (3) Business Days of the determination of the Final Closing Statement, with the Insurance Subsidiaries, by wire transfer of immediately available funds to the accounts designated in writing by Buyer, an amount equal to such excess.

The amount of any payment to be made pursuant to this Section 2.11(g) shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to 1.5% during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

This provision shall constitute the exclusive remedy of the Parties with respect to determination of the Final Purchase Price and Final Reinsurance Premium. The Parties agree that any adjustment to the Final Purchase Price as determined pursuant to this Section 2.11 shall be treated as an adjustment to the consideration for Tax purposes, except as otherwise required by Law.

Notwithstanding the foregoing, the allocation for rent and other charges applicable to the Assigned Real Property Leases shall be governed by the Assignment of Lease Agreement therefor.

Section 2.12        Further Assurances; Further Conveyances and Assumptions. From time to time following the Closing, without further consideration, the Sellers and Buyer shall, and shall cause their respective controlled Affiliates to, execute, acknowledge and deliver all such further documents, conveyances, notices, assumptions, releases, acquittances and other instruments, and shall take such further actions, as may be necessary or appropriate to effectuate the transactions contemplated by this Agreement, and to otherwise make effective the transactions contemplated hereby.

Section 2.13        Withholding Taxes. Notwithstanding anything to the contrary contained herein, each Party and any of its respective Affiliates shall be entitled to deduct and withhold from all amounts payable pursuant to this Agreement or any Ancillary Agreement such amounts as each Party reasonably determines are required to be deducted and withheld under any applicable Law. Such Party shall use reasonable efforts to inform the payee of any withholding obligation it becomes aware of and shall reasonably cooperate with the payee to reduce and mitigate any withholding Taxes under applicable Law. To the extent that amounts are so deducted and withheld and paid over to the applicable Governmental Body, such amounts shall be treated for all purposes of this Agreement or any Ancillary Agreement, as applicable, as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the schedules delivered by the Sellers to Buyer concurrently with the execution of this Agreement (the “Sellers Disclosure Schedule”), the Sellers hereby jointly and severally represent and warrant to Buyer that:

Section 3.1          Organization and Qualification.

(a)         Each Seller is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and each Seller has all requisite corporate power and authority to carry on its business as currently conducted by it and to own, lease and operate its properties. Each Seller is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such or a similar concept) in each jurisdiction where the ownership or operation of its assets or the conduct of its business as currently conducted requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Each Affiliate of the Sellers (other than the Company) that will be a party to any Ancillary Agreement or that has title to a Transferred Asset or is a party to an Assigned Contract is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such or a similar concept) in each jurisdiction where the ownership or operation of its assets or the conduct of its business as currently conducted requires such qualification except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)         The Company is a limited liability company duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of New Jersey. The Company has all requisite power and authority to carry on its business as currently conducted by it and to own and make use of its assets as currently used. The Company is duly qualified to do business and is in good standing (or the equivalent thereof) as a foreign limited liability company (in any jurisdiction that recognizes such or a similar concept) in each jurisdiction where the ownership or operation of its assets or the operation or conduct of its business as currently conducted requires such qualification, except, in each case, where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(c)         The Company is not in violation of its Governing Documents in any material respect. The Sellers have delivered to Buyer correct and complete copies of the Governing Documents of the Company.

Section 3.2          Capitalization of the Company.

(a)         Equity Seller holds, beneficially and of record, all of the issued and outstanding membership interests or other equity interests of the Company. Section 3.2(a) of the Sellers Disclosure Schedule sets forth a true and complete list of the number of membership interests or other equity interests issued and outstanding and the holder of record of such membership interests and other equity interests for the Company as of the date hereof and as of immediately prior to the Closing. The membership interests and other equity interests of the Company have been duly authorized, are validly issued, fully paid and nonassessable, and are not subject to any preemptive rights. Except for the membership interests and other equity interests listed in Section 3.2(a) of the Sellers Disclosure Schedule, no membership interests or other equity interests of the Company are issued, reserved for issuance or outstanding. Equity Seller has good and valid title to the Units free and clear of all Encumbrances, except for restrictions arising under applicable securities or insurance Laws. The instruments to be executed and delivered by Equity Seller to Buyer at the Closing will be valid and binding obligations of the Equity Seller, enforceable against Equity Seller in accordance with its terms, and will effectively vest in Buyer good title to all the Units, free and clear of all Encumbrances, except for restrictions arising under applicable securities or insurance Laws.

(b)         There are no existing options, warrants, calls, preemptive rights, indebtedness having general voting rights (or convertible into, exercisable for the purchase of or exchangeable for securities having such rights) (“Voting Debt”) or subscriptions or other rights, agreements, arrangements or commitments of any character (including any stockholder rights plan or similar plan commonly referred to as a “poison pill”), relating to the issued or unissued membership interests or other equity interests or voting interests of the Company obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any membership interest or Voting Debt of, or other equity interests or voting interest in, the Company or securities convertible into, exercisable for the purchase of or exchangeable for such membership interests or equity interests or voting interests, or obligating the Company to make any payment linked to the value of the membership interests of the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire membership interests or other equity interests of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interests in, the Company.

(c)         There are no outstanding contractual obligations of the Company to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. There are no irrevocable proxies, voting trusts or other agreements to which the Company is a party with respect to any membership interests of, or other equity interest or voting interests in, the Company. The Company does not own, directly or indirectly, shares of capital stock of, or any equity interest, voting or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for, any membership interests or other equity, voting or similar interest in any Person. There are no restrictions that prevent or restrict the payment of dividends or other distributions by the Company other than those imposed by the Laws of general applicability of their respective jurisdictions of organization.

(d)         The Company does not have, and has not had, any Subsidiaries.

Section 3.3          Authorization; Binding Effect.

(a)         Each Seller, the Company and each Affiliate of the Sellers (other than the Company) executing any Ancillary Agreement or that has title to a Transferred Asset or is a party to an Assigned Contract, has all requisite corporate power and authority to execute, deliver and perform this Agreement, has all requisite corporate power and authority to execute, deliver and perform the Ancillary Agreements to which it will be a party and to consummate the transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate action on the part of each Seller, the Company and each Affiliate, as applicable.

(b)         This Agreement has been duly executed and delivered by each Seller and this Agreement is, and the Ancillary Agreements to which each Seller, the Company or any Affiliate of the Sellers will be a party when duly executed and delivered by each Seller, the Company or any such Affiliate of the Sellers, as applicable, will be, valid and legally binding obligations of each Seller, the Company or any such Affiliate of the Sellers, enforceable against each Seller, the Company or any such Affiliate of the Sellers in accordance with their respective terms, except to the extent that enforcement hereby and thereof may be affected by bankruptcy, reorganization, moratorium, fraudulent transfer, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

(c)         The entry into this Agreement and the Transactions does not require a vote of the stockholders of Equity Seller under any applicable Law.

Section 3.4          Non-Contravention; Consents.

(a)         Assuming that all consents, approvals, orders, clearances, authorizations, registrations, declarations or filings specified in Section 3.4(b) have been obtained, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Sellers or each Affiliate of the Sellers (including the Company) will be a party and the consummation of the transactions contemplated hereby and thereby by the Sellers or each Affiliate of the Sellers (including the Company) do not and will not: (i) result in any material breach or material violation of, or conflict with, any provision of their Governing Documents, (ii) result in any material respect, violate or result in a breach of, or constitute an occurrence of default under, result in the acceleration or cancellation of or give rise to a right by any party to terminate or amend, any Material Contract to which the Company or the Sellers (with respect to the Business) is a party or by which it is bound, (iii) result in the imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company or the Sellers (with respect to the Business) or the Units or equity interests owned by Equity Seller in the Company, or (iv) violate any applicable Law of any Governmental Body having jurisdiction over the Sellers, any Affiliate, the Company, or the Business or by which any of the properties and assets of the Company, the Sellers or any of their Affiliates (with respect to the Business), are bound; except, in the case of clauses (iii) and (iv), any such impositions, violations, breaches, defaults, accelerations or cancellations of obligations or rights that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)         Assuming the accuracy of the representations and warranties of Buyer in Section 4.3(b), no consent, approval, order, clearance or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Sellers or any of their Affiliates (including the Company) in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Sellers or any of their Affiliates (including the Company) are a party and for the consummation of the transactions contemplated hereby or thereby by the Sellers or such Affiliate (including the Company) except for such other consents or approvals of Governmental Bodies or other Third Parties set forth on Section 3.4(b) of the Sellers Disclosure Schedule, (the “Scheduled Consents”), and such other consents, approvals, orders, clearances, authorizations, registrations, declarations or filings the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.5          Compliance With Laws. Except as set forth on Section 3.5 of the Sellers Disclosure Schedule:

(a)         The Sellers, the Company and their Affiliates are, and have been since January 1, 2020, in compliance in all material respects with all Laws applicable to the Company and the Sellers with respect to the Business (including any Laws regulating the insurance business and eligible criteria for surplus lines insurers established under the subtitle of Title V of the Dodd-Frank Wall Street Reform and Consumer Protection Action of 2010 entitled the “Nonadmitted and Reinsurance Reform Act”) and Orders.

(b)         Since January 1, 2020, the Company, the Sellers (with respect to the Business) and their Affiliates have not received from any Governmental Body with applicable jurisdiction any written warning letters, notice of adverse finding or similar document that asserts a lack of substantial compliance with any applicable Laws or Orders in any material respect. There is no pending or, to the Knowledge of the Sellers, threatened Action against the Company, the Sellers (with respect to the Business) or their Affiliates by any Governmental Body, or notice from a Governmental Body of a claim of a violation, or, to the Knowledge of the Sellers, pending or threatened investigation by a Governmental Body, with respect to any actual or alleged noncompliance in any material respect with any applicable Laws or Orders.

(c)         Since January 1, 2020, the Company, the Sellers, their Affiliates and, to the Knowledge of the Sellers, their Representatives have not made, paid or received any payments, bribes or kickbacks to or from any Person (including any customer or supplier), Governmental Body or governmental official (as defined under the Foreign Corrupt Practices Act) in violation of the Foreign Corrupt Practices Act or any applicable anti-corruption or anti-bribery Law. The Company, the Sellers and their Affiliates have implemented and maintain in effect policies and procedures designed to ensure compliance by the Company and the Sellers (with respect to the Business), and their respective directors, officers, employees and agents, with all applicable anti-corruption or anti-bribery Laws, including the Foreign Corrupt Practices Act.

(d)         The Company and the Sellers (with respect to the Business) have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance by the Company and the Sellers and their respective directors, officers, and employees and agents with applicable Sanctions, and the Company, the Sellers and their respective officers and employees and, to the Knowledge of the Sellers, their directors and agents, are in compliance with applicable Sanctions in all material respects. Neither the Company, the Sellers or their respective directors, officers or employees and, to the Knowledge of the Sellers, no agent of any of the Company or the Sellers is a Sanctioned Person.

Section 3.6          Litigation. Except for Actions arising in the ordinary course of business relating to any Insurance Contract or the administration or handling of claims related thereto within applicable policy limits, there is no Action or claim pending or, to the Knowledge of the Sellers, threatened, or, to the Knowledge of the Sellers, governmental investigation threatened or pending by, against or involving the Company or the Sellers (with respect to the Business) or any of their respective properties or assets, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither the Company nor the Sellers (with respect to the Business) is subject to any Order that materially restricts the operation of the Company, the Sellers (with respect to the Business) or the Business or which is or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.7          Employment Matters.

(a)         Section 3.7(a) of the Sellers Disclosure Schedule sets forth a complete and accurate list of the Business Employees (the “Business Employee Census”), stating such employee’s: (i) identification number, (ii) job title, (iii) legal name of employing entity, (iv) geographic location (including city, state, and country), (v) hire date, (vi) union or works council representation, (vii) annual salary, bonus and target incentive compensation, if applicable, or other rate of pay, (viii) full-time or part-time status, (ix) classification as “exempt” or “non-exempt” from applicable wage and hour laws, (x) active or leave status (and, if on leave, the nature of the leave and the expected return date), (xi) type of employer-sponsored visa, if applicable, and (xii) employment status (whether such employee is or is not employed “at will”).

(b)         The Sellers or their Affiliates do not have any independent contractors, consultants or otherwise have a relationship with individuals who have an advisory role, in each case, who provides services primarily related to the Business.

(c)         (i) Neither the Sellers nor any of their Affiliates is a party to nor bound by any Collective Bargaining Agreement, nor is any such agreement being negotiated, (ii) no Business Employees are covered by any Collective Bargaining Agreement or represented by any labor or trade union, works council or other employee representative body, in each case, with respect to their employment with any of the Sellers or their Affiliates, (iii) to the Knowledge of the Sellers, there has not been any labor organizing activity by or with respect to any Business Employees and (iv) except as would not reasonably be expected to be material, taken as a whole for the past three (3) years, there have not been any, and there are no pending or, to the Knowledge of the Sellers, threatened, (A) labor disputes involving the Sellers or any of their Affiliates, or (B) unfair labor practice charges, strikes, slowdowns or work stoppages by or with respect to any Business Employees.

(d)         The Sellers and their Affiliates, with respect to the Business Employees, (i) are, and for the past three (3) years has been, in compliance, in all material respects, with all applicable Law relating to labor and employment matters, including, without limitation, all applicable Law regarding terms and conditions of employment, health and safety, wages and hours, overtime pay, vacation pay, child labor, immigration, employment anti-discrimination, anti-harassment, pay equity, disability rights and benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance; and (ii) have not received notice of any pending or, to the Knowledge of the Sellers, threatened Action with respect to such labor and employment matters, nor has there been such an Action in the past three (3) years.

(e)         Neither the Sellers nor any of their Affiliates is a party to a settlement agreement with a Business Employee that involves allegations relating to sexual harassment or sexual misconduct by either (i) an officer of a Seller or any of the Sellers’ Affiliates or (ii) a Business Employee at the level of Assistant Vice President or above. To the Knowledge of the Sellers, in the past three (3) years, no allegations of sexual harassment or sexual misconduct have been reported against any (A) officer of a Seller or any of the Sellers’ Affiliates with respect to or involving a Business Employee or (B) Business Employee at a level of Assistant Vice President or above.

(f)         No Business Employee is a party to any employment agreement, nondisclosure agreement, non-competition agreement, non-solicitation agreement or other agreement containing similar restrictive covenant obligations with a Seller or any of the Sellers’ Affiliates. To the Knowledge of the Sellers, no Business Employee is in violation of any material term of any employment agreement, nondisclosure agreement, non-competition agreement, non-solicitation agreement or other agreement containing similar restrictive covenant obligations with a former employer of any such Business Employee relating (A) to the right of any such Business Employee to be employed by a Seller or any of the Sellers’ Affiliates or (B) to the knowledge or use of trade secrets or proprietary information.

(g)         Neither the Sellers nor any of their Affiliates has been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment related actions for government contractors or subcontractors or (iii) otherwise required to maintain an affirmative action plan.

(h)         Each individual who is currently providing services to a Seller or any of the Sellers’ Affiliates (with respect to the Business) through a third party service provider, or who previously provided services to a Seller or any of the Sellers’ Affiliates (with respect to the Business) through a third party service provider, is not or was not an employee of the Sellers or their Affiliates. Neither the Sellers nor any of their Affiliates has a single employer, joint employer, alter ego or similar relationship with any other company with respect to the Business Employees.

(i)          To the Knowledge of the Sellers, no Business Employee has expressed any plans to terminate his or her employment because of the transactions contemplated by this Agreement.

(j)          All individuals who are performing, and for the past three (3) years have performed, services for a Seller or any of the Sellers’ Affiliates while classified as independent contractors have been properly so classified for all purposes. For the past three (3) years, all current and former Business Employees classified as “exempt” under the Fair Labor Standards Act of 1938, 29 U.S.C. § 201 et seq., and applicable state wage and hour laws have been, properly classified as “exempt.”

(k)         In the ninety (90) days preceding the date of this Agreement, neither the Sellers nor any of their Affiliates has engaged in layoffs, furloughs or employment terminations, whether temporary or permanent, that have required or would require notice under the Worker Adjustment and Retraining Notification Act or any similar state, provincial or local Law, in each case, with respect to the Business; nor do the Sellers or any of their Affiliates plan to engage in any such layoffs, furloughs or employment terminations prior to the terminations of Business Employees pursuant to Section 5.3(c) on January 1, 2023. The Business Employees are sufficient to operate the Business as currently conducted.

(l)          As of the date hereof and since January 1, 2020, there are and have been no Company Plans. Section 3.7(l) of the Sellers Disclosure Schedule lists and separately identifies each material Seller Plan which is in effect as of the date hereof. With respect to each of the material Seller Plans in which Business Employees are eligible to participate, the Sellers have provided Buyer with a plan document or summary plan description of such material Seller Plan.

(m)        Each Seller Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification or is covered by a prototype plan opinion letter.

(n)         The Company has never maintained, sponsored, contributed to, or had an obligation to maintain, sponsor or contribute to, or has any Liability (including as a result of an ERISA Affiliate) under or with respect to (i) a “defined benefit plan,” as defined in Section 3(35) of ERISA, (ii) a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) a “multiemployer plan,” as defined in Section 3(37) of ERISA, or (iv) a “multiple employer plan” (within the meaning of Section 413 of the Code).

(o)         Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event: (i) result in (x) any severance, retention or change of control payment becoming due to any Business Employee or (y) acceleration of the time of payment or vesting, or material increase in the amount of compensation due to any such Business Employee (including funding of compensation or benefits through a trust or otherwise), (ii) require a “gross-up,” indemnification for, or payment to any individual for any Taxes imposed under Section 409A or Section 4999 of the Code or any other Taxes, or (iii) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

Section 3.8          Contracts.

(a)         Section 3.8(a) of the Sellers Disclosure Schedule sets forth a true, complete and correct list as of the date of this Agreement, and the Sellers have, prior to the date of this Agreement, made available to Buyer true, complete and correct copies of the following Contracts which are in effect as of the date hereof and which are either Assigned Contracts, Contracts to which the Company is a party or any Seller (or Affiliate of any Seller) is a party (to the extent related to the Business), or Contracts by which the Business or Transferred Assets are bound (each, a “Material Contract” and collectively, the “Material Contracts”):

(i)           which calls for the payment by or on behalf of the Company or the Sellers in excess of $50,000 per annum, or the delivery by the Company or the Sellers of goods or services with a fair market value in excess of $50,000 per annum, during the remaining term thereof (other than Insurance Contracts), and which by its terms does not terminate or is not terminable without material penalty by any the Company or the Sellers upon ninety (90) days or less prior notice;

(ii)          which provides for the Company or the Sellers (with respect to the Business) to receive any payments in excess of, or any property with a fair market value in excess of, $50,000 during the remaining term thereof (other than Insurance Contracts), and which by its terms does not terminate or is not terminable without material penalty by any of the Company or the Sellers upon ninety (90) days or less prior notice;

(iii)         which contains covenants (A) limiting in any material respect the ability of any of the Company or the Sellers (with respect to the Business) to compete or operate in any line of business or geographical area or provide any products or services of or to any other Person, (B) obligating any of the Company or the Sellers (with respect to the Business) to conduct any business on an exclusive basis with any Person or (C) providing the counterparty thereto with “most favored nation”, rights of first refusal or offer or similar rights;

(iv)         which provides for the Company, or for the Sellers or any of their Affiliates (with respect to the Business), to receive material administrative services, claims administration or underwriting services with respect to any Insurance Contracts, or any investment management services;

(v)          which is a Third Party Reinsurance Contract;

(vi)         which is a Contract between a Producer, on the one hand, and any Insurance Subsidiary, on the other hand, which resulted in aggregate commission payments by such Insurance Subsidiary during the fiscal year ended January 1, 2021 in excess of $200,000;

(vii)        which was entered into in connection with the acquisition or disposition by the Company, or by the Sellers or any of their Affiliates (with respect to the Business), of any business or the shares, capital stock or other ownership interests of any other Person and (A) under which there are any material ongoing obligations or (B) which acquisition is not yet complete;

(viii)       under which there is any option, warrant, call, subscription or other right, agreement, arrangement or commitment to acquire any business or the membership interests, shares, capital stock or other equity interests of any other Person;

(ix)          which was entered into with any Governmental Body;

(x)           which relates to any indebtedness for borrowed money that creates payment obligations from or to any Person in excess of $150,000, other than in the ordinary course of business;

(xi)          pursuant to which the Company, the Sellers or any of their Affiliates (with respect to the Business) (A) is granted or obtains any right to use any material Intellectual Property (other than any non-exclusive end user click-wrap and shrink-wrap license to Software that is generally commercially available), (B) permits or agrees to permit any Person, or is permitted by any Person, to use any material Intellectual Property that is Business IP, or (C) is restricted in the use, enforcement or registration of any material Business IP;

(xii)         under which the Company, the Sellers or any of their Affiliates (with respect to the Business), have directly or indirectly guaranteed or otherwise agreed to be responsible for indebtedness for borrowed money or other Liabilities of any Person in excess of $100,000 and which such indebtedness will not be extinguished on or prior to the Closing Date;

(xiii)        which is an Intercompany Agreement;

(xiv)        which was entered into outside of the ordinary course of business and requires the Company or the Sellers (with respect to the Business) to indemnify any Person; and

(xv)         which creates any partnership, joint venture, limited liability company or similar arrangement; and

(xvi)        all agreements that relate to the acquisition, lease or sale of any real property (including the Real Property Leases).

(b)         (i) Each Material Contract is valid, binding and enforceable against the Company and the applicable Seller (and, if any Affiliate of the Sellers (other than the Company) is the party thereto, such Affiliate) in all material respects and, to the Knowledge of the Sellers, the other parties thereto in accordance with its terms and, unless terminated by the other parties thereto or expired in accordance with the terms of such Material Contract following the date hereof, is in full force and effect, and (ii) the Company and the applicable Seller (and, if any Affiliate of the Sellers (other than the Company) is the party thereto, such Affiliate) are not in material default under or in material breach of any Material Contract (and neither of the Company, the Sellers or any of their respective Affiliates has received any notice alleging any such default, breach or delinquency), except for such defaults or breaches that would not have or be reasonably expected to have a Material Adverse Effect.

(c)         (i) Each Assigned Contract is valid, binding and enforceable against the applicable Seller (or its Affiliate) in all material respects and, to the Knowledge of the Sellers, the other parties thereto in accordance with its terms and, unless terminated by the other parties thereto or expired in accordance with the terms of such Assigned Contract following the date hereof, is in full force and effect, and (ii) no applicable Seller (or its affiliate) is in material default under or in material breach of any Assigned Contract (and the applicable Seller or such Affiliate has not received any notice alleging any such default, breach or delinquency), except for such defaults or breaches that would not have or be reasonably expected to have a Material Adverse Effect.

Section 3.9          Financial Information; Undisclosed Liabilities.

(a)         Sellers have made available to Buyer the following financial information: (i) the unaudited consolidated balance sheets of the Business as of December 31, 2021, December 31, 2020 and the related unaudited consolidated income statements for the fiscal years then ended, and (ii) the unaudited consolidated balance sheet of the Business for the three months ended June 30, 2022 and the related unaudited consolidated income statements for the three months then ended ((i) and (ii) collectively, the “Financial Statements”). The Financial Statements have been derived from the books and records of the Company and the Sellers and prepared in accordance with GAAP consistently applied in accordance with the accounting policies and principles of the Sellers and the Company consistently applied throughout the periods presented, to normal and recurring year-end adjustments; further, (A) the Financial Statements do not contain footnotes and (B) the Financial Statements are presented on a carve-out basis to include the historical financial position and results of operations applicable to the Business, and the allocation of costs and expenses included in the Financial Statements represents in the case of corporate functions shared by the Business and the other businesses of the Sellers and their Affiliates (other than the Company) only an allocation and is not necessarily indicative of such costs and expenses that would have resulted if the Business had been operating as a separate entity or on a stand-alone basis. The Financial Statements fairly present, in all material respects, the financial position of the Company, as at December 31, 2021, December 31, 2020 and June 30, 2022, and the results of the operations of the Company for the periods then ended.

(b)         There are no Liabilities of the Business for which the Company or the Sellers is or would be liable, other than (i) Liabilities reflected in the Financial Statements, (ii) Liabilities incurred since December 31, 2021, in the ordinary course of business or incurred after the date hereof as expressly permitted or contemplated by this Agreement (including Section 5.2 of this Agreement), and (iii) that are not, individually or in the aggregate, material to the Business.

Section 3.10        Intellectual Property.

(a)         Part I(a) of Section 3.10(a) of the Sellers Disclosure Schedule sets forth a complete and accurate list of all U.S. and foreign: (i) patents and pending patent applications, (ii) registrations and pending applications for Trademarks, (iii) registrations and applications for copyrights, and (iv) internet domain name registrations, in each case that are Business IP (collectively, the “Company Registered IP”), and in each case, listing the owner(s), title/mark, jurisdiction(s) and registration and application number(s) and date(s). Each item of the Company Registered IP is in effect, enforceable and subsisting, and, to the Knowledge of Seller, valid.

(b)         As of the Closing Date, the Company, individually or collectively, shall own exclusively all right, title and interest in and to all Business IP, free and clear of all Encumbrances other than Permitted Encumbrances and own or have the valid right to use all other material Intellectual Property used (or held for use) in or necessary for the conduct of the Business in the same manner as conducted during the six (6) month period prior to the date of this Agreement.

(c)         To the Knowledge of the Sellers, the Company and the conduct of the Business have not in the past three (3) years infringed, misappropriated or otherwise violated and do not infringe, misappropriate or otherwise violate any Intellectual Property rights of any Third Party. There is no Action or claim pending or, to the Knowledge of the Sellers, threatened against the Sellers or any of the Company either (i) alleging infringement, misappropriation or other violation by the conduct of the Business of any Intellectual Property rights of any Third Party or (ii) challenging the use, ownership, enforceability or validity of any Business IP. To the Knowledge of the Sellers, no Person is engaging in any activity that infringes, misappropriates or otherwise violates any Business IP and no such claims are pending or threatened in writing against any Person by the Sellers or any of the Company.

(d)         The consummation of the transactions contemplated hereby or by any of the Ancillary Agreements (including the transfer of the Units) will not alter or impair any rights of the Company to use any Intellectual Property material to the operation of the Business or breach or otherwise cause any violation of any Privacy Law or any rule, policy or procedure related to privacy, data protection or the collection and use of Personal Information collected, used or held for use by or on behalf of the Company in any material respect.

(e)         Seller and its Affiliates take and have taken reasonable measures to protect the confidentiality of material trade secrets and the confidentiality, integrity and security of the information technology used in the Business and all confidential information stored therein or transmitted thereby from unauthorized access (including execution of confidentiality agreements by officers, directors and employees of, and consultants to, any of the foregoing who have access thereto). To the Knowledge of Seller (i) there has not been any disclosure of or access to any material trade secret related to the Business in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information, and (ii) there has not been any unauthorized access to, or use or alteration of, any information technology used in the Business or any confidential information or Personal Information stored therein or transmitted thereby.

(f)          Since January 1, 2020, none of Seller or its Affiliates has been notified by any third party (including pursuant to an audit) of, nor, to the Knowledge of Seller, is there currently any data security, information security or other technological deficiency with respect to the information technology used in the Business, in each case that has caused or could reasonably be expected to cause any material disruption to the conduct of the Business or present a reasonable risk of unauthorized access, disclosure, use, corruption, destruction or loss of any confidential information.

(g)         Seller and its Affiliates, in connection with the operation of the Business, have at all times complied in all material respects with all applicable Privacy Laws, as well as their own rules, policies and procedures relating to privacy, data protection and the collection and use of Personal Information collected, used or held for use by or on behalf of the Business. No claims have been asserted or, to the Knowledge of Seller, threatened against any of the foregoing alleging a violation of any Person’s privacy or Personal Information or data rights or any Privacy Laws in relation to the Business.

(h)         The Business IP, together with any Intellectual Property licensed to any of the Company under an Assigned Contract, the Intellectual Property subject to the licenses granted to Buyer and the Company under Section 5.15 and services provided to Buyer and the Company under the Transition Services Agreement, constitute all the material Intellectual Property and material IT Systems (i) used in or necessary for the conduct of the Business as conducted during the six (6) month period prior to the date hereof and (ii) necessary to enable Buyer and its Affiliates to conduct the Business immediately after the Closing Date in substantially the same manner as the Business has been conducted during the six (6) month period prior to the date hereof.

(i)          Sellers and their Affiliates have implemented, with respect to the Business, reasonable backup, anti-virus, security and disaster recovery technology, policies and procedures consistent with applicable legal and regulatory standards and customary industry practices. To the Knowledge of Seller, the Business IT Systems do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger software or other faults or malicious code or damaging devices. None of the Software included in the Business IP uses or incorporates any “open source,” “copyleft” or “free” Software in a manner that would require the Seller, its Affiliates or the Company to license or distribute any Software included in the Business IP.

(j)          Section 3.10(j) of the Sellers Disclosure Schedule sets forth a true and complete list of all material Software or material IT Systems used in the Business, except for Software that is subject to standard non-exclusive “off the shelf” or “shrink wrap” Contracts, identifying which are included in Transferred IP or Transferred Assets or is subject to an Assigned Contract.

Section 3.11        Environmental Matters. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, the Sellers (with respect to the Company) or the Company, taken as a whole, (a) the Company and the Sellers (with respect to the Business) are and since January 1, 2017, have been in compliance with all Environmental Laws, (b) as of the date hereof, neither the Company nor the Sellers (with respect to the Business) have received any written or, to the Knowledge of the Sellers, oral notice not subsequently resolved with respect to the Business or the Company from any Governmental Body or Third Party alleging that the Company or the Sellers (with respect to the Business) is not in compliance with, or has any Liability under, any Environmental Law, and there are no facts or conditions that could form the basis of any such notice, and (c) the Sellers have provided to Buyer any reports, data, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments), correspondence, studies, analyses, tests or monitoring in the possession of or reasonably available to the Sellers or the Company pertaining to any environmental liabilities or non-compliance with environmental laws.

Section 3.12        Taxes.

(a)         All Tax Returns required to be filed by or with respect to the Company, the Purchased Assets and the Business have been timely filed (taking into account any extensions of time within which to file), all such Tax Returns are true, correct and complete in all material respects and all Taxes due and owing by or with respect to the Company, the Purchased Assets and the Business (whether or not shown on any Tax Return) have been timely paid.

(b)         The Company has complied in all material respects with all applicable Laws with respect to the withholding and paying of Taxes.

(c)         The Company has no liability for Taxes of any Person (i) under any Tax indemnity, Tax sharing or Tax allocation agreement or any other contractual obligation (excluding for this purpose, agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements), (ii) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, or (iii) as a transferee or successor.

(d)         No Encumbrances for Taxes have been filed against the Company, any of the Purchased Assets or the Business, except for Permitted Encumbrances.

(e)         No U.S. federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company, any Purchased Assets or the Business. Neither Sellers nor the Company has received from any U.S. federal, state, local or non-U.S. Taxing Authority (including jurisdictions where the Sellers or the Company has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review of or with respect to the Company, any Purchased Assets or the Business, (ii) written request for information related to Tax matters of or with respect to the Company, any Purchased Assets or the Business, (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against or with respect to the Company, any Purchased Assets or the Business, or (iv) written claim by an authority in a jurisdiction where the Company, any Purchased Assets or the Business does not file Tax Returns that the Company, any Purchased Assets or the Business is or may be subject to taxation in that jurisdiction.

(f)          Neither the Sellers nor the Company has waived any statute of limitations with respect to Taxes of or with respect to the Company, any Purchased Assets or the Business or agreed to any extension of time with respect to a Tax assessment or deficiency that remains in force (other than extensions of the due date of Tax Returns filed in the ordinary course of business) of or with respect to the Company, any Purchased Assets or the Business.

(g)         The unpaid Taxes of the Company (i) do not, as of the most recent Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(h)         The Company is not required to include any amounts in income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period beginning on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period beginning on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (v) installment sale or open transaction disposition made on or prior to the Closing Date, (vi) prepaid amount received on or prior to the Closing Date; or (vii) any adjustment in the methodology of discounting unpaid losses under Sections 846 of the Code. The Company has not made any election under Section 965(h) of the Code.

(i)          The Company has not entered into any closing agreement or other similar agreement with a Governmental Body relating to Taxes of the Company that binds the Company in any taxable period ending after the Closing Date.

(j)          The Company has never been a member of an affiliated group of corporations filing a consolidated U.S. federal Income Tax Return during a taxable period for which the applicable statute of limitations remains open.

(k)         The Company is, and at all times since formation has been, classified as an entity disregarded as separate from its owner for U.S. federal tax purposes. No election has ever been filed by or with respect to the Company to treat the Company as an association taxable as a corporation, including any election to treat the Company as an S corporation or as a qualified subchapter S subsidiary, for U.S. federal tax purposes, whether such election was effective or not.

(l)          The Company has not requested, applied for, or sought any relief, assistance or benefit from any Governmental Body under any COVID-19 Legislation other than to file amended Tax Returns or similar claims for the refund of Taxes.

(m)        The Company is not engaged in, nor has it been engaged in, a trade or business through a “permanent establishment” within the meaning of an applicable Income Tax treaty or otherwise has a taxable presence in any country other than the United States.

Section 3.13        Brokers. Except for Raymond James & Associates, Inc., no broker, investment banker, financial advisor or other similar Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Company or the Sellers (with respect to the Business) in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers or any of their Affiliates.

Section 3.14        Real Property.

(a)         Section 3.14(a) of the Sellers Disclosure Schedule lists all of the real property leases under which any of the Company or the Sellers (with respect to the Business) leases, subleases, licenses or otherwise occupies any real property to or from any Person as of the date hereof (the “Leased Real Property”), together with the property address of the leased real property related thereto. The Sellers have made available to Buyer true, correct and complete copies of each real property lease, including all amendments, modifications and supplements thereof and all guarantees with respect thereto (each, a “Real Property Lease”) prior to the date hereof and no such Real Property Lease has been amended or modified since such date. None of the Company or the Sellers own any real property or interests in real property, excluding any real property or interests in real property that are investment assets or would have been investment assets if beneficially owned by any of the Insurance Subsidiaries as of January 1, 2021.

(b)         Each Real Property Lease is valid, binding and in full force and effect, and the Company or another Affiliate of the Sellers, whichever of the foregoing is the respective tenant under each lease (the “Applicable Tenant”), enjoys quiet possession of the Leased Real Property free and clear of all Encumbrances, other than Permitted Encumbrances. There is not under any Real Property Lease (i) any existing material default by the Applicable Tenant or, to the Knowledge of the Sellers, any other party thereto or (ii) any condition or event which, with notice or lapse of time, or both, would constitute a material default by the Applicable Tenant or, to the Knowledge of the Sellers, the counterparty thereto, under the provisions of such Real Property Lease or permit the termination, modification or acceleration of any rental or other charge payable under any such Real Property Lease. No condemnation proceeding is pending or, to the Knowledge of the Sellers, threatened which would preclude or materially impair the use of the Leased Real Property by the Applicable Tenant for the purposes for which it is used as of the date hereof. Except as set forth on Section 3.14(b) of the Sellers Disclosure Schedule, neither the Sellers nor any of their Affiliates subleases or sublicenses or otherwise permits the occupancy of any portion of the Leased Real Property to any Person.

(c)         With respect to the Real Property Leases:

(i)           except for the Scheduled Consents, applicable thereto, no consent by the landlord under the Real Property Leases is required in connection with the consummation of (A) the assignment and assumption of the Real Property Leases located in Atlanta, GA and Jersey City, NJ (the “Assigned Real Property Leases”) by Buyer or a designated Affiliate thereof pursuant to the Assignment of Lease Agreement for each such Assigned Real Property Lease and (B) the subleasing of a portion of the premises demised under the Real Property Lease located in Dallas, Texas pursuant to the Sublease Agreement;

(ii)          to the extent required with respect to each Assigned Real Property Lease, each Applicable Tenant has entered into a non-disturbance agreement with the landlord’s lender with respect to each Assigned Real Property Lease;

(iii)         none of the Leased Real Property or any interest therein has been pledged or assigned by the Applicable Tenant, the Sellers or any of their Subsidiaries nor are they subject to any Encumbrances (other than Permitted Encumbrances);

(iv)         neither the Applicable Tenant, the Sellers nor any of their Subsidiaries has given any notice to any landlord under any of the Real Property Leases indicating that it will not be exercising any extension or renewal options under the Real Property Leases;

(v)          all security deposits required under the Assigned Real Property Leases have been paid to and, to the Knowledge of the Sellers and Applicable Tenant, are being held by the applicable landlord under the Assigned Real Property Leases and have not been applied in respect of a breach or a default under such Assigned Real Property Lease which has not been re-deposited in full;

(vi)         Section 3.14(c)(vi) of the Sellers Disclosure Schedule sets forth a summary of all construction allowances payable under the Assigned Real Property Leases and the amounts thereof which, as of the date hereof, have been drawn by the Applicable Tenant;

(vii)        except as set forth in Section 3.14(c)(vii) of the Sellers Disclosure Schedule, no material construction, alteration or other work due to be performed by any landlord or tenant pursuant to any Real Property Lease remains to be performed thereunder and all construction allowances or other sums to be paid to the Applicable Tenant or its Affiliates, and all amounts owed to third parties for work performed at any of the Leased Real Properties have been paid in full.

(viii)       neither the Applicable Tenant, Seller nor any of their Affiliates owes any brokerage commissions or finder’s fees with respect to any Real Property Lease;

(ix)          without limiting the provisions of Section 3.15 hereof, there are currently in effect such insurance policies for the Leased Real Property as are required under the Real Property Lease therefor. All premiums due on such insurance policies have been paid by the Applicable Tenant and the Applicable Tenant will maintain such insurance policies from the date hereof through the Closing Date. Neither the Applicable Tenant, the Sellers nor their Affiliates has received any notice from any insurance company concerning, nor is the Applicable Tenant, the Seller or their Affiliates aware of, any defects or inadequacies at the Leased Real Properties, which, if not corrected, would result in the termination of insurance coverage required to be maintained by the Applicable Tenant or increase its cost in any material respect; and

(x)          Section 3.14(c)(x) of the Sellers Disclosure Schedule is a list of all construction and material alteration projects currently ongoing with respect to work being performed by the Applicable Tenant at any Real Property Lease (the “Improvements”). The Improvements are, in all material respects, in good condition and repair and adequate to operate such facilities as currently used, and, to the Knowledge of the Sellers, there are no facts or conditions affecting any of the Improvements which would interfere in any significant respect with the current use, occupancy or operation thereof which interference would reasonably be expected to have a Material Adverse Effect.

Section 3.15        Insurance.

(a)         Section 3.15(a) of the Sellers Disclosure Schedule contains a complete list of all material insurance policies carried as of the date hereof by or for the benefit of the Business, the Company, the Sellers (with respect to the Business), or their businesses, properties, assets or employees.

(b)         (i) All material insurance policies covering the Business (whether held by the Company or any Seller), unless terminated by the insurance carrier or expired in accordance with the terms of such insurance policies or replaced with substantially equivalent insurance policies following the date hereof, are in full force and effect, (ii) the Company and the Sellers are in compliance in all material respects with the terms and provisions of such policies, (iii) no written notice of default, cancellation, termination or non-renewal has been received by the Company or the Sellers in respect thereof and (iv) all premiums due thereon have been paid as of the date hereof.

Section 3.16        Absence of Changes. Since December 31, 2021, (a) there has not been any event, circumstance, development, state of facts, occurrence, change or effect which has had a Material Adverse Effect, and to the Knowledge of the Sellers, no event, circumstance, development, state of facts, occurrence, change or effect exists or has occurred which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and (b) through the date hereof, the Company and the Sellers (with respect to the Business) have operated in the ordinary course of business in all material respects.

Section 3.17        Sufficiency of Assets. Other than the services and rights granted pursuant to the terms of Section 5.15 and the Transition Services Agreement, the Claims Administration Agreement and the Employee Leasing Agreement, the Contracts, Business IP, properties, assets and rights transferred pursuant to this Agreement, including the Assigned Contracts, Transferred IP and Transferred Assets, will constitute, as of the Closing, all of the Contracts, Intellectual Property, properties, assets and rights (other than Seller Plans, designated responsible licensed persons (i.e., a licensed person required to sign all insurance policy pages, and who holds ultimate responsible in ensuring that the Company is compliant with all applicable Law) and any other licensure requirements applicable to Buyer and its Affiliates) necessary to permit Buyer to conduct the Business immediately after the Closing in substantially the same manner as the Business was conducted during the six (6) month period prior to the date hereof. None of the Excluded Assets are material to the Business. HSIC does not own any operating assets that are related to the Business (including, for the avoidance of doubt, any assets that would constitute Transferred Assets).

Section 3.18        Renewal Rights. The Sellers are the beneficial owners of, and holder of good, valid and marketable title to the Renewal Rights.

Section 3.19        Permits. The Company and the Sellers possess all material national, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from Governmental Bodies (collectively, the “Permits”) that are necessary for the operation of the Business as conducted as of the date of this Agreement and to own, lease and operate its properties. All such Permits are, if required by applicable Law, valid and have not expired or been cancelled, terminated or withdrawn. The Company and the Sellers, as applicable, are in compliance with all such Permits in all material respects. Except as has not, or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, no Action or claim to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending, or, to the Knowledge of Seller, threatened.

Section 3.20        Insurance Business. Section 3.20 of the Sellers Disclosure Schedule provides a true and correct list of all application forms, forms of insurance policy, written advertising material (including such material placed on any Seller’s website) and rate or rule currently utilized by any Seller with respect to the Business, the use or issuance of which requires filing or approval, have been appropriately filed, and, if required, approved by the insurance regulatory authorities of any state in which such application forms, forms of insurance policies, advertising materials and rates or rules are required to be filed and (as applicable) approved or not objected to by such authorities within the period provided for approval or objection, except for failures to effect such filings or secure such approvals, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Sellers have provided Buyer with true and complete copies of all such application forms, forms of insurance policies, advertising materials and rates or rules, and all such application forms, forms of insurance policies, advertising materials and rates or rules are utilized in compliance in all material respects with all applicable Laws and within the scope of the approvals (if any) received therefor.

Section 3.21        Ceded Reinsurance.

(a)         Section 3.21 of the Sellers Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all reinsurance treaties and agreements with third party reinsurers currently in effect under which any Insurance Subsidiary is a party that would cover any liabilities of the Business and has any material existing rights or obligations (“Third Party Reinsurance Contracts”).

(b)         To the Knowledge of the Sellers, as of the date hereof, all Third Party Reinsurance Contracts are in full force and effect, neither any Insurance Subsidiary nor any reinsurer is in default in any material respect as to any material provision of any Third Party Reinsurance Contracts, and, since January 1, 2020, no reinsurer under any Third Party Reinsurance Contract has failed to pay amounts due, has threatened or indicated that it will not pay amounts due thereunder in accordance with the terms and conditions thereof or has provided written notice that any amount of reinsurance ceded will be uncollectible in the ordinary course of business.

(c)         The execution, delivery and performance of the Quota Share Reinsurance Agreement and the consummation of the transactions contemplated thereby do not and will not violate or result in a material breach of (including of any net retention, net retained lines, restriction on retrocession or similar provision), or constitute an occurrence of material default under, result in the acceleration or cancellation of or give rise to a right by any party to terminate or amend, any Third Party Reinsurance Contracts.

Section 3.22        Producers; Sales Practices.

(a)         Since January 1, 2020, to the Knowledge of the Sellers, each insurance agent, marketer, underwriter, wholesaler, broker, distributor or other producer that wrote, sold, produced or marketed any Insurance Contracts (each, a “Producer”), at the time such Producer wrote, sold, produced or marketed such Insurance Contracts, was licensed as required by applicable insurance Law (for the type of business written, sold, produced or marketed on behalf of the applicable Insurance Subsidiary), except for such failures to be so licensed which (i) have been cured, (ii) have been resolved or settled through agreements with applicable Governmental Bodies, (iii) are barred by an applicable statute of limitations or (iv) have not had and would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate. No Producer, nor any Affiliate of any Producer, has any right to receive any payment based on the profitability or financial performance of any of the Insurance Contracts.

(b)         To the Knowledge of the Sellers, no Producer is, or has been since January 1, 2020, in violation (or with or without notice or lapse of time or both would be in violation) of any insurance Law applicable to the writing, sale, production or marketing of the Insurance Contracts for any of the Insurance Subsidiaries, including (i) all applicable Laws relating to the disclosure of the nature of insurance products as policies of insurance and (ii) all applicable prohibitions on the use of unfair methods of competition and deceptive acts or practices relating to the advertising, sales and marketing of insurance, except, in each case, for such violations which (A) have been cured, (B) have been resolved or settled through agreements with applicable Governmental Bodies, (C) are barred by an applicable statute of limitations or (D) have not had and would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

(c)         There are no Actions pending or, to the Knowledge of the Sellers as of the date hereof, threatened in writing against any of the Insurance Subsidiaries with respect to the sale or marketing of any Insurance Contracts with respect to the Business, except for such claims or complaints as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.23        Regulatory Filings. The Sellers have made available for inspection by Buyer (a) true and complete copies of any material reports of examination (including financial, market conduct and similar examinations) with respect to the Company or any Seller in respect of the Business issued by any insurance regulatory authority, in any case, since January 1, 2020 and prior to the date hereof and (b) a list of all material Holding Company System Act filings or submissions made by any Insurance Subsidiary with respect to the Business with any insurance regulatory authority since January 1, 2020 and prior to the date hereof. All material deficiencies or violations noted in the examination reports described in clause (a) of this Section 3.23 have been resolved to the reasonable satisfaction of the insurance department that noted such deficiencies or violations. Since January 1, 2020, no material fine or penalty has been imposed or, to the Knowledge of the Sellers, threatened on the Company or the Sellers (with respect to the Business) by any Governmental Body that regulates insurance. None of the Company nor the Sellers (with respect to the Business) is “commercially domiciled” under the Laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its respective jurisdiction of organization.

Section 3.24        Restricted Cash. Except as set forth in Section 3.24 of the Sellers Disclosure Schedule, the Company does not hold any Restricted Cash as of the Measurement Time.

Section 3.25        No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, none of the Sellers, any Affiliate of the Sellers or any other Person has made or makes any other express or implied representations or warranties, either oral or written, and the Sellers hereby disclaim any other representations or warranties, whether made by the Sellers or otherwise, including any representation or warranty as to the completeness of any information regarding the Sellers, the Company or the Business made available to Buyer with respect to the execution and delivery of this Agreement or any Ancillary Agreement, the transactions contemplated hereby or thereby, the future profitability or success of the Company, or the Business, notwithstanding the delivery or disclosure to Buyer or its Representatives of any documentation or other information with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers that:

Section 4.1          Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and Buyer has all requisite legal power and authority to carry on its business as currently conducted by it and to own, lease and operate its properties.

Section 4.2          Authorization; Binding Effect.

(a)         Buyer has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it will be a party, and to effect the transactions contemplated hereby and thereby and the execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer has been duly authorized and approved by all requisite corporate action.

(b)         This Agreement has been, and the Ancillary Agreements to which Buyer will be a party will be, duly executed and delivered by Buyer and, assuming due execution and delivery by the other parties hereto and thereto, constitutes or will constitute valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, fraudulent transfer, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

Section 4.3          Non-Contravention; Required Filings and Consents.

(a)         Assuming that all consents, approvals, orders, clearances, authorizations, registrations, declarations or filings specified in Section 4.3(b) have been obtained, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby by Buyer do not and will not: (i) result in any material breach or material violation of, or conflict with, any provision of the Governing Documents of Buyer, (ii) in any material respect, violate or result in a breach of, or constitute an occurrence of default under, result in the acceleration or cancellation of or give rise to a right by any party to terminate or amend, any Contract to which Buyer or any of its Affiliates is a party or by which it or its assets or properties are bound, or (iii) violate any applicable Law of any Governmental Body having jurisdiction over Buyer or any of its properties; except, in the case of clauses (ii) and (iii), any such violations, breaches, defaults, accelerations or cancellations of obligations or rights that, individually or in the aggregate, have not had and would not reasonably be expected to materially interfere with or delay Buyer’s ability to carry out its obligations under this Agreement and the Ancillary Agreements to which it is a party.

(b)         Assuming the accuracy of the representations and warranties of Sellers in Section 3.4(b), no consent, approval, order, clearance or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and for the consummation of the transactions contemplated hereby or thereby by Buyer, including, but not limited to, consummating the transfer of the Units, Transferred Assets and Assumed Liabilities and paying for Units and Transferred Assets, except for the Scheduled Consents and such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions under this Agreement and the Ancillary Agreements to which it is a party.

Section 4.4          Brokers. Except for J.P. Morgan Securities, LLC, no broker, investment banker, financial advisor or other similar Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from Buyer or from any of its Affiliates in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

Section 4.5         Litigation. As of the date hereof, there are no Actions pending or, to the Knowledge of Buyer, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 4.6         Financial Ability. Buyer has, and on the Closing Date shall have, sufficient funds available to enable it to pay all amounts payable pursuant to this Agreement, to consummate all of the transactions contemplated hereby and to satisfy all other costs and expenses of Buyer arising in connection herewith.

Section 4.7         Investment Purpose. Buyer is acquiring the Units for its own account as an investment and not with a view to sell, transfer or otherwise distribute all or any part thereof to any other Person in any transaction that would constitute a “distribution” within the meaning of the Securities Act. Buyer acknowledges that it can bear the economic risk of its investment in the Units, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in all of the Units. Buyer is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act. Buyer understands that neither the offer nor sale of the Units has or will have been registered pursuant to the Securities Act or any applicable state securities Laws, that all of the Units will be characterized as “restricted securities” under federal securities Laws and that, under such Laws and applicable regulations, none of the Units can be sold or otherwise disposed of without registration under the Securities Act or an exemption thereunder.

Section 4.8         Independent Investigation. BUYER ACKNOWLEDGES AND AGREES THAT IT HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING, SELLERS, THE COMPANY, THE BUSINESS AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT (I) THE ONLY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE BY SELLERS AND THEIR AFFILIATES, ARE THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE IN THIS AGREEMENT AND IN ANY CERTIFICATE DELIVERED AT THE CLOSING, AND BUYER HAS NOT RELIED UPON ANY OTHER REPRESENTATIONS OR OTHER INFORMATION MADE OR SUPPLIED BY OR ON BEHALF OF SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, INCLUDING ANY INFORMATION PROVIDED BY OR THROUGH THEIR FINANCIAL ADVISORS OR ATTORNEYS, OR MANAGEMENT PRESENTATIONS, DATA ROOMS OR OTHER DUE DILIGENCE INFORMATION, AND THAT BUYER WILL NOT HAVE ANY RIGHT OR REMEDY ARISING OUT OF ANY SUCH REPRESENTATION OR OTHER INFORMATION, AND (II) ANY CLAIMS THAT BUYER MAY HAVE FOR BREACH OF ANY REPRESENTATION OR WARRANTY SHALL BE BASED SOLELY ON THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND IN ANY CERTIFICATE DELIVERED AT THE CLOSING (EACH AS MODIFIED BY THE SELLERS DISCLOSURE SCHEDULE ). NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NOTHING HEREIN SHALL LIMIT OR RESTRICT, OR BE USED AS A DEFENSE AGAINST, BUYER’S RECOURSE OR OPERATE AS A RELEASE IN RESPECT OF FRAUD.

Section 4.9         No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of Buyer, any Affiliate of Buyer or any other Person has made or makes any other express or implied representations or warranties, either oral or written, and Buyer hereby disclaims any other representations or warranties, whether made by Buyer or otherwise, including any representation or warranty as to the completeness of any information regarding Buyer made available to the Sellers with respect to the execution and delivery of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to the Sellers or their Representatives of any documentation or other information with respect to any one or more of the foregoing.

ARTICLE V

CERTAIN COVENANTS

Section 5.1         Access to Information. From and after the Closing, Buyer shall preserve and keep the books and records of the Company (including all accounting records) to the extent relating to events that occurred prior to the Closing for a period of six (6) years from the Closing, or for any longer periods as may be required by any Governmental Body or ongoing Action. From and after the Closing, Buyer agrees, upon reasonable prior notice from the Equity Seller, during normal business hours and at the Equity Seller’s cost and expense, to provide to the Equity Seller reasonable access to or copies of books and records of the Company in connection with proper accounting, litigation (other than any litigation between the Sellers or their Affiliates, on the one hand, and Buyer or its Affiliates, on the other hand), financial reporting, or federal securities disclosure purpose. Notwithstanding anything to the contrary in this Agreement, none of Buyer nor any of its Affiliates shall be required to disclose any information if such disclosure would or could reasonably be expected to: (a) violate or prejudice the rights of Buyer’s or such Affiliate’s customers; (b) jeopardize any attorney-client or other privilege available to Buyer or its Affiliates; or (c) contravene any applicable Law (including with respect to employee medical records, performance evaluations and other confidential employee records) or Order, fiduciary duty or binding agreement; provided, however, that Buyer and its Representatives shall use commercially reasonable efforts to make alternative arrangements to afford access in a manner that would not result in loss or waiver of such privilege, including entering into appropriate common interest or similar agreements, contravene such Law or Order or breach fiduciary duty or any binding agreement.

Section 5.2         Real Estate.

(a)        Interim Operations. From the date of this Agreement until the effective date (or earlier termination), as applicable, of (i) the Assignment of Lease Agreement for the applicable Assigned Real Property Leases and (ii) the Sublease Agreement, Sellers shall not, in respect of the applicable Real Property Lease (which Real Property Lease to which the Sublease Agreement applies shall, for purposes of this Section 5.2, pertain only to the portion of the premises under such Real Property Lease to be subleased under the Sublease Agreement):

(i)        (A) purchase, enter into an option to purchase, sell, lease, offer to sell, abandon, exchange or otherwise dispose of or acquire any property or interest in respect of the Real Property Leases or (B) make any capital expenditure in respect of the Real Property Leases (other than capital expenditure contemplated by any Contract to which Sellers or the Company are a party that is in effect as of the date hereof and for which a true, correct and complete copy has been made available to Buyer prior to the date hereof), in each case, for which the aggregate consideration paid or payable in any individual transaction is in excess of $50,000 or in a series of related transactions in the aggregate in excess of $150,000;

(ii)       permit any interest under any Assigned Real Property Lease or the space that is subject to the Sublease Agreement to become subject to any Encumbrances, other than Permitted Encumbrances;

(iii)      terminate, cancel, extend or materially amend any Real Property Lease;

(iv)      change in any material manner the way in which the Applicable Tenant repairs, maintains or operates the space occupied by it under the Real Property Leases for the preceding 6 months; or

(v)       permit the Applicable Tenant to be in default in any monetary or material non-monetary obligation of the Applicable Tenant under the Real Property Leases.

(b)       Further Conveyances and Assumptions. Following the date hereof, the Sellers shall request the required consents of the landlords and any other required third parties to facilitate the entry into of the Assignment of Lease Agreement for each of the Assigned Real Property Lease and the Sublease Agreement. Buyer shall cooperate with Sellers in requesting and obtaining the foregoing consents, including, without limitation, providing any requested financial statements and other documentation, agreeing to reasonable modifications of the Assignment of Lease Agreement and Sublease Agreement, and executing a standard form of consent required by the applicable landlord under the applicable Real Property Lease, provided such form is reasonably acceptable to CSIS and Equity Seller.

Section 5.3         Employment Matters.

(a)        Business Employee Census. The Sellers shall update the Business Employee Census from time to time from the date of this Agreement until January 1, 2023 as requested by Buyer in writing.

(b)        Cooperation; Employee Leasing from Closing to December 31, 2022. From the date of this Agreement to December 31, 2022, the Sellers agree to: (i) provide, subject to the limitations of applicable Law, information reasonably requested by Buyer in writing regarding the Business Employees necessary for Buyer to comply with this Section 5.3; (ii) permit Buyer and its Affiliates to contact and communicate with the Business Employees, including for the purpose of effecting the transfer of employment described in this Section 5.3 and (iii) assist Buyer in carrying on the Business through and pursuant to the terms of the Employee Leasing Agreement. The Sellers shall, following good faith consultation with Buyer as described below, be permitted to provide any notices required to comply with the requirements of the Worker Adjustment and Retraining Notification Act or any similar state, provincial or local law (collectively, the “WARN Act”) with respect to any “plant closing” or “mass layoff,” as those terms, or comparable terms, are defined in the WARN Act, which may result from a Seller’s termination of the Business Employees on or prior to January 1, 2023. The Sellers shall, at least fourteen (14) calendar days in advance of providing such notices to the Business Employees, provide a template notice for Buyer’s review and comment.

(c)        Transferred Employees. Each Business Employee who is employed by a Seller immediately prior to January 1, 2023 shall commence employment with Buyer or an Affiliate on the terms required by Section 5.3(e). Each Business Employee whose employment commences with Buyer or an Affiliate effective as of January 1, 2023 pursuant to this Section 5.3 shall be referred to herein as a “Transferred Employee.”

(d)        Delayed Transfer Employees. Notwithstanding anything set forth in this Section 5.3 to the contrary, if any Business Employee who is not actively employed by a Seller by reason of long-term disability, short-term disability or other continuous absence lasting or expected to last more than ninety (90) days and is receiving or may receive benefits under a Seller Plan as a result of such disability or continuous absence (each, a “Delayed Transfer Employee”), then, to the extent that such Delayed Transfer Employee is able to return to active employment within twenty six (26) weeks following January 1, 2023, such Delayed Transfer Employee shall commence employment with Buyer or an Affiliate; provided, that all references in this Agreement to events that take place with respect to Transferred Employees as of January 1, 2023 shall take place with respect to any Delayed Transfer Employee as of the date such Delayed Transfer Employee is able to return to active employment and, effective as of such date, such Delayed Transfer Employee shall be deemed a Transferred Employee.

(e)        Post-Closing Compensation and Benefits. For a period of at least one (1) year following January 1, 2023 (or, if shorter, during the period of a Transferred Employee’s employment with Buyer or its Affiliates), each Transferred Employee shall be entitled to receive from Buyer or its Affiliates: (i) a base salary or base wage that is no less than the base salary or base wage that was provided to such Transferred Employee immediately prior to the Closing Date; (ii) an annual target cash incentive opportunity that is no less than the annual target cash incentive opportunity that was provided to such Transferred Employee immediately prior to the Closing Date; and (iii) retirement, welfare, fringe, medical, dental and other employee benefits (other than severance, defined benefit pension, post-termination welfare, or nonqualified deferred compensation benefits) that are substantially comparable, in the aggregate, to those provided by Buyer and its Affiliates to similarly situated employees.

(f)         2023 Open Enrollment; Service Crediting. Following the date of this Agreement, the Sellers and their Affiliates shall make available to Buyer and its Affiliates each Business Employee prior to the Employment Commencement Date such that the Business Employees may participate in Buyer’s annual open enrollment process with respect to its 2023 benefits offerings. From and after the Employment Commencement Date, Buyer shall cause each Transferred Employee to be credited with service credit, for all purposes, including for purposes of eligibility, participation, vesting and levels of benefit accruals (but not for benefit accruals under any defined benefit pension plan), under any employee benefit plan or arrangement adopted, maintained or contributed to by Buyer or any of its Affiliates in which the Transferred Employees are eligible to participate on or after the Employment Commencement Date (a “Buyer Benefit Plan”), for all periods of service with the Sellers or any of their Affiliates and any of their predecessor entities prior to and including the Employment Commencement Date, to the same extent that such service was recognized by a corresponding Seller Plan as of immediately prior to the Employment Commencement Date, except to the extent such credit would result in a duplication of benefits for the same period of service or for purposes of any defined-benefit pension or retiree health and welfare arrangements. In addition, and without limiting the generality of Section 5.3(c) or the foregoing: (i) each Transferred Employee shall be immediately eligible to participate as of the Employment Commencement Date, without (A) any waiting time, (B) evidence of insurability and (C) an actively-at-work requirement, in any and all Buyer Benefit Plans to the extent that coverage under such Buyer Benefit Plans replaces or continues coverage under comparable Seller Plans in which such Transferred Employee participated immediately prior to the Employment Commencement Date, and (ii) for purposes of each Buyer Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Employee, Buyer shall use commercially reasonable best efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Buyer Benefit Plan to be waived for such Transferred Employee and his or her covered dependents to the same extent such pre-existing condition exclusions and actively-at-work requirements were waived under any comparable Seller Plan prior to the Employment Commencement Date, and Buyer shall cause any eligible expenses incurred by such Transferred Employee and his or her covered dependents during the portion of the plan year of the Seller Plan ending on the Employment Commencement Date to be taken into account under such Buyer Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Benefit Plan to the same extent as such Transferred Employee was entitled, prior to the Employment Commencement Date, to recognition of such eligible expenses under any comparable Seller Plan.

(g)        Bonuses.

(i)        Assumed Retention Bonuses. Effective as of the Employment Commencement Date, Buyer shall assume the cash retention bonus obligations to the Transferred Employees and in the amounts listed on Section 5.3(g)(i) of the Sellers Disclosure Schedule (the “Assumed Retention Bonuses”). Buyer shall, or shall cause its Affiliates to, pay the Assumed Retention Bonuses to the Transferred Employees in accordance with the terms of such Assumed Retention Bonuses.

(ii)       Buyer Retention Bonuses. Buyer shall assume the 2022 Annual Cash Bonus Amount effective as of the Closing Date. No later than March 15, 2023, Buyer shall, or shall cause an Affiliate to, pay to each Transferred Employee who is then employed as of the date of payment a cash retention bonus at least equal to such Transferred Employee’s target 2022 annual cash bonus as provided on Schedule VII (the “Buyer Retention Bonuses”); provided, that if Buyer and Seller determine in good faith that, in accordance with the terms of the applicable cash annual incentive bonus plan of Seller, the applicable Transferred Employee achieved a level of performance in excess of the target level of performance, Buyer shall increase the bonus amount payable to such Transferred Employee to reflect the attainment of the applicable performance measures at the actual level of performance. Notwithstanding the foregoing, a Transferred Employee shall be entitled to receive the Buyer Retention Bonus as determined in accordance with this Section 5.3(g)(ii)if such Transferred Employee’s employment is terminated by Buyer (other than for ‘cause’ as determined in the sole discretion of Buyer) between the Employment Commencement Date and Retention Bonus Payment Date. Seller agrees that it shall cooperate in good faith with Buyer to assist Buyer in the determination of the attainment of the performance measures applicable to each Transferred Employee.

(h)        401(k) Plan. Effective as of the Employment Commencement Date (such date, the “401(k) Cutover Date”), Buyer shall establish or designate a tax-qualified defined contribution retirement plan of Buyer or an Affiliate of Buyer with a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (such plan, the “Buyer 401(k) Plan”) for the benefit of Transferred Employees who, immediately prior to such date, actively participated in a tax-qualified defined contribution plan sponsored by the Seller or any of their Affiliates (the “Seller 401(k) Plan”). Such Transferred Employees are referred to hereinafter as the “DC Employees.” Effective as of the 401(k) Cutover Date, the Sellers shall, or shall cause its applicable Affiliates to, cause the DC Employees to cease to be covered under the Seller 401(k) Plan and Buyer shall cause such DC Employees to become eligible to participate in the Buyer 401(k) Plan effective as of such date. The Sellers agree to provide Buyer with the most recent Internal Revenue Service opinion or determination letter regarding the tax-qualified status of the Seller 401(k) Plan. Buyer and the Sellers agree to cooperate to cause a trustee-to-trustee transfer of the account balances of the DC Employees, determined as of the date such transfer occurs (the “Asset Transfer Date”), from the Seller 401(k) Plan to the Buyer 401(k) Plan. Such transfer shall occur as soon as practicable following the 401(k) Cutover Date. The transfer of assets from Sellers’ 401(k) Plan to Buyer 401(k) Plan shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1 and Section 208 of ERISA. During the period between the 401(k) Cutover Date and the Asset Transfer Date, with respect to any DC Employee whose account is to be transferred under the trustee-to-trustee transfer and who has an outstanding loan balance under the Sellers’ 401(k) Plan, Buyer shall deduct from each payroll payment to such DC Employee the loan payment(s) due by the DC Employee and timely forward the amounts to the trustee of the Sellers’ 401(k) Plan for crediting against the DC Employee’s loan so as to avoid to the extent possible a default on such loans pending the asset transfer.

(i)         Foreign Nationals. With respect to each Business Employee who is a foreign national working in the United States in non-immigrant visa status, if permitted by applicable Law, Buyer shall employ such Business Employee under terms and conditions such that Buyer qualifies as a “successor employer” under applicable United States immigration laws effective as of January 1, 2023 for immigration-related purposes only, and the Buyer shall not by reason of any such election be deemed to have otherwise assumed any Liabilities (other than with respect to the immigration-related liabilities and responsibilities associated with the applicable visa petitions) or to be a successor for any other purpose except to the extent otherwise set forth in this Agreement.

(j)         No Guarantee of Employment. Nothing contained in this Agreement, whether express or implied, (i) shall alter or limit the ability of Buyer or Sellers to amend, modify or terminate any Seller Plan, Company Plan, Buyer Benefit Plan or other employee benefit plan at any time assumed, established, sponsored or maintained by either of them; (ii) shall confer upon any Person any right to employment or continued employment for any period of time, or any right to a particular term or condition of employment; or (iii) shall confer upon any Business Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or benefits for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

Section 5.4         Use of Seller Name. Notwithstanding anything to the contrary contained in this Agreement, Buyer, on behalf of itself and the Company, acknowledges and agrees that, except as set forth in this Section 5.4, neither Buyer nor the Company shall retain or acquire any right, title or interest in or to the Seller Name following the Closing. For a period not exceeding twelve (12) months following the Closing, Buyer and the Company shall be permitted to use the Seller Name in substantially the same manner as the Business used the Seller Name immediately prior to the Closing Date. All materials and services offered in connection with Buyer’s and the Company’ use of the Seller Name shall be of a level of quality equal to or greater than the quality of materials and services with respect to which the Business used the Seller Name immediately prior to the Closing Date. All goodwill arising from Buyer’s and the Company’ use of the Seller Name shall inure to the benefit of Seller.

Section 5.5         Non-Solicitation. During the period from the date of this Agreement through the date that is forty-eight (48) months from the Closing Date, the Sellers shall not, and shall cause their Affiliates not to, directly or indirectly, seek to recruit or solicit, attempt to influence or assist, participate in, or promote the solicitation of, or otherwise attempt to adversely affect the employment of any Transferred Employee or encourage any Transferred Employee to leave such employment or, on behalf of the Sellers or any other Person, hire, employ or engage any such employee who has left such employment, and shall not engage in the aforesaid conduct through a third-party for the purpose of colluding to avoid the restrictions in this Section 5.5; provided, however, that nothing in this Section 5.5 shall prohibit the Sellers or their Affiliates from conducting general solicitations not specifically targeted or directed to Transferred Employees.

Section 5.6         Non-Competition. During the period from the Closing Date through the date that is thirty-six (36) months from the Closing Date, the Sellers shall not, and shall cause their Affiliates not to, directly or indirectly, in the United States (and the parties hereto acknowledge that the Company conducts business, and the Business is operated, throughout the United States), (a) issue or sell any products or services of a type that comprises part of the Business as of the date hereof and that was underwritten, issued, sold, renewed or serviced as part of the Business during the two (2) year period prior to the date hereof (the “Competing Business”), or (b) own any interest in, control, manage, operate or assist any Person or business division that engages directly or indirectly in the Competing Business or (c) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) of the Company. Notwithstanding the foregoing, the Sellers and their Affiliates may acquire or own, directly or indirectly, up to 5% of any class of securities of any Person traded on any national securities exchange or over the counter.

Section 5.7         Termination of Intercompany Agreements; Settlement of Intercompany Accounts.

(a)        Effective as of the Closing, Sellers shall terminate, and cause their Affiliates (including the Company) to terminate any and all intercompany Contracts and other arrangements (other than those set forth on Section 5.7(a) of the Sellers Disclosure Schedule), whether or not in writing, between or among any Seller or its Affiliates (other than the Company), on the one hand, and the Company, on the other hand (the “Intercompany Agreements”) and, effective as of the Closing, such Intercompany Agreements shall not have any further force or effect from the Closing. The termination of each such Intercompany Agreement shall be (a) without any fee, penalty or other payment by the Company and (b) without survival of any rights or obligations (including any provision expressed or intended to survive the termination of such agreement), including any Liability that has accrued prior to such termination.

(b)        Effective as of the Closing, the intercompany accounts and intercompany indebtedness between or among any Seller and their Affiliates (excluding the Company), on the one hand, and the Company, on the other hand, shall be settled in full.

Section 5.8         Reasonable Best Efforts; Regulatory Approvals. Following the date hereof, upon the terms and subject to the conditions set forth in this Section 5.8, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, as soon as practicable, all things necessary or advisable to obtain any necessary or advisable actions or nonactions, waivers, consents and approvals from and the making of all necessary or advisable registrations and filings with all Governmental Bodies, if any.

Section 5.9         Reasonable Best Efforts (Assigned Contracts). Following the date hereof, upon the terms and subject to the conditions set forth in this Agreement, the Sellers shall use reasonable best efforts to obtain any consents required under any Contracts to which any Person is a party from third parties in connection with the consummation of the Transactions (including with respect to the consents for the entering into of the Assignment of Lease Agreement for the Assigned Real Property Lease and Sublease Agreement). In connection therewith, the Sellers shall not, without the prior written consent of Buyer, (a) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of value, (b) materially amend, supplement or otherwise modify any such Contract or (c) agree or commit to do any of the foregoing, in each case, for the purposes of giving, obtaining and/or effecting any third-party consents. The Sellers shall keep Buyer reasonably informed regarding the process of obtaining such third-party consents. Notwithstanding anything in this Agreement to the contrary, pending receipt of such consent, the Sellers shall (a) use reasonable best efforts, and Buyer shall cooperate with the Sellers to obtain any consent or take other such actions that may be required to effect the transfer, conveyance, amendment or modification of such Assigned Contracts and Real Property Leases to Buyer or (b) cause its relevant Affiliate to, and Buyer shall, or shall cause its applicable Affiliate to, use reasonable best efforts to establish an arrangement pursuant to which Buyer or its relevant Affiliates would be entitled to the benefits of such Assigned Contracts and Real Property Leases (which may involve providing access to such benefits (including access to the applicable leased premises) to the Business Employees prior to January 1, 2023 and to the Transferred Employees employed by Buyer or any of its Affiliates thereafter) and would agree to bear the burdens of such Assigned Contracts and Real Property Leases, including, without limitation, to the extent the foregoing benefits are provided, the obligations with respect to (i) the Assigned Real Property Leases and (ii) the Real Property Lease with respect to the portion of the premises subject to the Sublease Agreement; provided, however, and notwithstanding the foregoing, with respect to either of the Assigned Real Property Leases, the Regus Agreement, and/or the Sublease as to which (a) the required consent of the applicable landlord has not been received by January 1, 2023 or such consent has been denied by the applicable landlord, (i) Buyer or its relevant Affiliate (i.e., CSIS), shall, from and after January 1, 2023, only be responsible for fifty percent (50%) of the burdens under (x) the applicable Assigned Real Property Lease or the Regus Agreement, as the case may be as to which such consent was not so received or denied and/or (y) the Sublease (as if the commencement Date has occurred thereunder), as the case may be, (ii) in the case of clause (x), Equity Seller shall use its reasonable best efforts to negotiate an early termination of the applicable Assigned Real Property Lease or the Regus Agreement, as the case may be, (b) the applicable Landlord exercised its right to terminate either or both of the Assigned Real Property Lease(s), the Regus Agreement or the space to be sublet to CSIS pursuant to the Sublease, neither Buyer, CSIS nor any Affiliates thereof shall have any responsibility to bear any of the burdens under the applicable Assigned Real Property Lease, the Regus Agreement and/or Sublease from and after the effective date of any such termination or (c) the required consent has been obtained, from and after the effective date of the applicable consent (x) the terms of the Assignment of Lease, the Regus Agreement and/or Sublease as to which such consent relates shall govern and control and (y) the provisions of clause (i) of this proviso shall be of no further force or effect with respect to such Assignment of Lease, the Regus Agreement and/or Sublease, as the case may be.

Section 5.10       Additional Assigned Contracts; Transferred Assets and Assumed Liabilities Not Transferred.

(a)        In the event that any Seller or any of their Affiliates (other than the Company) enters into, or discovers that it is a party to, any Contract or agreement that is used or entered into primarily in connection with the Business and that is not listed on Schedule I hereto, it shall promptly notify Buyer in writing and provide Buyer with a true and complete copy of such Contract or agreement. Buyer shall have thirty (30) Business Days from the receipt of such written notice of the existence of such Contract or agreement to notify such Seller in writing if Buyer elects to have such contract or agreement become an Assigned Contract. If Buyer, in its sole discretion, does so elect to have such contract or agreement become an Assigned Contract, such contract or agreement shall thereafter be deemed to be included on Schedule I hereto for all purposes of this Agreement.

(b)        In the event that (a) Buyer discovers after the Closing that it, or its Affiliates, is the owner of, receives or otherwise comes to possess any Excluded Asset or is liable for any Excluded Liability or (b) subject to Section 5.10(a), any Seller discovers after the Closing that it, or its Affiliates, is the owner of, receive or otherwise come to possess any Transferred Asset or is liable for any Assumed Liability, such party shall, or shall cause its Affiliates to, use commercially reasonable best efforts to convey such asset or liability, at no cost, to the party so entitled thereto in accordance with this Agreement (and the entitled party shall accept such asset or assume such Liability); provided, following the Closing, each of Buyer and the Sellers shall use reasonable best efforts to determine whether it improperly possesses any of the foregoing.

Section 5.11       Post-Closing Carveout Financials.

(a)        As soon as reasonably practicable following the Closing, Buyer and the Sellers shall engage an independent accounting firm of international standing who is not the independent auditor of, and is independent and impartial of, Buyer, the Company, the Sellers and their respective Affiliates to complete an audit of the carveout financials for the Business (the “Post-Closing Audit”). Buyer and the Sellers will equally split the cost of the Post-Closing Audit; provided, that Buyer shall bear all costs in excess of two hundred and fifty thousand dollars ($250,000) in the aggregate (and accordingly, for the avoidance of doubt, the maximum liability of the Sellers with respect to the Post-Closing Audit shall be one hundred twenty five thousand dollars ($125,000)). The Sellers agree to provide the independent accounting firm selected in accordance with this Section 5.11 reasonable access during the applicable Seller’s normal business hours, without unduly interfering with the normal business operations of Sellers and upon reasonable advance notice to the properties, premises, books, contracts, commitments, reports, records and other financial, operating and other data and information relating to the Business that is necessary or advisable in order to prepare the Post-Closing Audit.

Section 5.12       Confidentiality.

(a)        Subject to Section 5.13 and Section 5.12(b), from and after the Closing Date, each Party that receives or obtains Confidential Information, or whose Representatives receive or obtain Confidential Information (collectively, the “Receiving Party”), from the other Party or any of its Representatives (collectively, the “Disclosing Party”) as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) shall treat such Confidential Information as confidential and shall not disclose or use any such Confidential Information except as provided herein. In addition, from and after the Closing, the Sellers shall keep confidential any and all information concerning the Business and the Company in their possession or retained by the Sellers hereunder and the terms of this Agreement.

(b)        Section 5.12(a) shall not prohibit disclosure or use of any Confidential Information if and to the extent: (i) the disclosure or use is required by Law or any recognized stock exchange on which the equity interests of the Receiving Party or its Affiliates are listed (provided that, to the extent permitted by applicable Law, prior to such disclosure or use the Receiving Party shall (A) promptly notify the Disclosing Party of such requirement and provide the Disclosing Party with a list of Confidential Information to be disclosed and (B) reasonably cooperate in obtaining a protective order covering, or confidential treatment for, such Confidential Information), (ii) disclosed to any Governmental Body with jurisdiction over the Receiving Party or its Affiliates (provided that, to the extent permitted by applicable Law, prior to such disclosure the Receiving Party shall (A) promptly notify the Disclosing Party of such requirement and provide the Disclosing Party with a list of Confidential Information to be disclosed and (B) reasonably cooperate in obtaining a protective order covering, or confidential treatment for, such Confidential Information), (iii) the disclosure or use is required for the purpose of any judicial proceedings or accounting settlement arising out of this Agreement (including to enforce its rights and remedies under this Agreement) or any other agreement entered into under or pursuant to this Agreement or the disclosure is made in connection with the Tax affairs of the Disclosing Party, (iv) the disclosure is made to the Receiving Party’s Representatives on a need-to-know basis (with the understanding that the Receiving Party shall be responsible for any breach by its Representatives of this Section 5.12), (v) the Confidential Information is or becomes generally available to the public (other than as a result of a disclosure, directly or indirectly, by the Receiving Party or its Representatives), (vi) the Confidential Information is already in the Receiving Party’s possession prior to receipt from the Disclosing Party (provided that such Confidential Information is not known by the Receiving Party to be subject to another confidentiality obligation), (vii) the Confidential Information is or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party (provided that such sources are not known by the Receiving Party to be subject to another confidentiality obligation), or (viii) the disclosure or use of such Confidential Information is made with the Disclosing Party’s prior written approval. For the avoidance of doubt, Section 5.12(a) shall not prohibit sharing of Confidential Information between the Sellers and their Affiliates or Buyer and its Affiliates.

Section 5.13       Public Announcement. Prior to the signing of this Agreement, the Sellers and Buyer shall have prepared a mutually agreeable release announcing the transaction contemplated hereby. Except for such press release, none of the Sellers, Buyer, or any of their respective Representatives shall make any press release or other announcement concerning the existence of this Agreement or the terms of the transactions contemplated by this Agreement, other than (a) with the prior written consent of both the Sellers and Buyer, (b) as required by applicable Law, including the rules or regulations of any stock exchange or self-regulatory organization, in which case such Disclosing Party will use its commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance and shall consider in good faith the advice of such other Party with respect thereto, (c) any announcement that consists solely of information contained in prior announcements made by any or all of the Sellers, Buyer or any of their respective Representatives or (d) to enforce its rights and remedies under this Agreement.

Section 5.14       Tax Matters.

(a)        Sellers, on the one hand, and Buyer, on the other hand, shall each economically bear, and shall indemnify the other for, one-half of all Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement. All such Transfer Taxes, if any, shall be timely paid as provided above, and any related Tax Returns shall be timely filed by the Party required to file such Tax Returns under applicable Law. Each of Buyer and the Sellers shall reasonably cooperate in preparing and filing when due all necessary documentation and Tax Returns with respect to such Transfer Taxes and shall execute and deliver all instruments and certificates reasonably required to obtain the benefit of any available exemptions from or reduction in any such Transfer Taxes or to enable the other Party to comply with any filing requirements relating to any such Transfer Taxes.

(b)        Except as otherwise provided in Section 5.14(a):

(i)       The Sellers shall prepare and file (or cause to be prepared and filed) all Tax Returns of the Company required to be filed by the Company for taxable periods ending on or before, and due after, the Closing Date, and all such Tax Returns shall be prepared in accordance with applicable Law and in a manner consistent with the prior practice of the Company to the extent consistent with applicable Law. The Sellers shall provide drafts of each such Tax Return to Buyer for Buyer’s review and comment at least thirty (30) days (or in the case of non-Income Tax Returns, a reasonable period of time prior to the due date for filing such Tax Return (including any applicable extensions)). The Sellers shall consider in good faith all reasonable comments to such Tax Returns made in writing by Buyer that are provided to the Sellers at least fifteen (15) days prior to the due date for filing such Tax Return (including any applicable extensions). The Sellers shall pay all Taxes shown to be due on such Tax Returns.

(ii)       Buyer shall prepare and file (or cause to be prepared and filed) all Tax Returns of the Company for any Straddle Periods. Buyer shall provide drafts of each such Tax Return to the Sellers for the Sellers’ review and comment at least thirty (30) days (or in the case of non-Income Tax Returns, a reasonable period of time prior to the due date for filing such Tax Return (including any applicable extensions)). Buyer shall consider in good faith all reasonable comments to such Tax Returns made in writing by the Sellers that are provided to the Sellers at least fifteen (15) days prior to the due date for filing such Tax Return (including any applicable extensions). The Sellers shall pay to Buyer the amount of Sellers’ share of Taxes with respect to such Tax Returns, as determined under Section 5.14, within five (5) days of the filing of such Tax Returns.

(c)        In the case of Taxes of or with respect to the Company, the Purchased Assets and the Business that are payable with respect to a Straddle Period, the portion of any such Taxes that are treated as Taxes for a Pre-Closing Tax Period for purposes of this Agreement shall be (1) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended at the end of the day of the Closing Date; and (2) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

(d)        After the Closing, Buyer and the Sellers shall (and shall cause their respective Affiliates to) reasonably cooperate with respect to the preparing of any Tax Returns and for any audits of, or disputes with, any Governmental Body of or with respect to the Company, any Purchased Assets or the Business. Such cooperation shall include the retention of all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer or the Sellers, any extensions thereof) of the respective taxable periods, abiding by all record retention agreements entered into with any taxing authority, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder at the requesting Party’s expense. Buyer and the Sellers further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, with respect to the transactions contemplated hereby).

(e)        Buyer shall notify the Sellers within fifteen (15) days upon the receipt of any notice, or becoming aware, of any audit or other similar examination with respect to Taxes of the Company for any Pre-Closing Tax Period (including, for the avoidance of doubt, any Straddle Period) (a “Tax Contest”); provided that no failure or delay of Buyer in providing such notice shall reduce or otherwise affect the obligations of the Sellers pursuant to this Agreement, except to the extent that the Sellers are materially and adversely prejudiced as a result of such failure or delay. In the case of a Tax Contest that relates solely to any Pre-Closing Tax Period, the Sellers shall control the conduct of such Tax Contest; provided that Buyer shall have the right to participate (at its own expense) in any such Tax Contest and with counsel of its choosing; provided, further, Sellers shall not settle or otherwise resolve any such Tax Contest without the prior written consent of Buyer (which consent will not be unreasonably withheld, conditioned or delayed) if such settlement or resolution could reasonably be expected to subject Buyer to any unreimbursed cost or expense or to have some other adverse impact to Buyer. In the case of a Tax Contest that relates to a Straddle Period, Buyer shall control the conduct of such Tax Contest, including by selecting counsel, and both Parties shall (i) have the right, but not the obligation, to participate (at each Party’s own expense) in any such Tax Contest, and (ii) have the right to approve in advance all settlements or compromises with respect to such Tax Contest. To the extent the Sellers controls any Tax Contest, it shall provide Buyer with copies of all correspondence from any Taxing Authority relating to such Tax Contest, permit Buyer to attend meetings and review and comment on submissions relating to any such Tax Contest, and shall consider in good faith any comments provided by Buyer. To the extent of any conflict between this Section 5.14(e) and Section 6.3(e), the provisions of this Section 5.14(e) shall control with respect to any Tax Contests.

Section 5.15       Intellectual Property License.

(a)        License. Effective as of the Closing, Sellers, for themselves and on behalf of and their respective Subsidiaries or Affiliates (other than the Company) hereby grant Buyer, the Company and their respective Affiliates a non-exclusive, perpetual, irrevocable, worldwide, royalty-free license to use, copy, distribute, modify, perform, make, have made, and sell products and services that make use of the Licensed IP.

(b)        Reservation of Rights. Sellers, for themselves and on behalf of and their respective Subsidiaries or Affiliates (other than the Company), hereby reserve all rights not expressly granted hereunder.

(c)        Distribution; Sublicensing. Buyer, the Company and their respective Affiliates may sublicense the Licensed IP to their third party service providers, as necessary for the purpose of supporting their respective businesses, and transfer or sublicense their rights in the Licensed IP in connection with an internal reorganization or the divestment or other transfer of a business that uses such Licensed IP.

(d)        Modifications. Buyer, the Company, and their respective Affiliates, as applicable, shall own all right, title and interest in and to any modifications of the Licensed IP made by them or on their behalf (subject to Sellers’ or their Subsidiary’s or Affiliate’s right in the underlying Licensed IP) and shall have no obligation to provide such modifications to Sellers or their Subsidiaries or Affiliates.

(e)        Delivery. To the extent not already in Buyer’s or the Company’s possession as of the Closing, promptly after the Closing, Sellers shall deliver copies of the Licensed IP to Buyer in a manner reasonably requested by Buyer. With respect to any Software included in the Licensed IP, Sellers shall, or shall cause their Subsidiaries or Affiliates to, provide the source code for such Software to Buyer.

(f)         No Support. Except in connection with services provided pursuant to the Transition Services Agreement, neither Sellers or the respective Subsidiaries or Affiliates shall have any obligation to maintain or provide support for the Licensed IP.

ARTICLE VI

INDEMNIFICATION

Section 6.1         Survival of Representations, Warranties, Covenants and Agreements.

(a)       The representations and warranties of the Sellers set forth in Article III and Buyer set forth in Article IV (other than the Seller Fundamental Representations, the Buyer Fundamental Representations and the representations and warranties set forth in Section 3.12 (Taxes)) shall survive the Closing for a period of eighteen (18) months following the Closing Date;

(b)       The applicable representations in Section 3.14 shall survive for a period of twelve (12) months following (i) the applicable Assignment Date (as defined in the applicable Assignment of Lease Agreement) in respect of the applicable Assigned Real Property Lease and (ii) the Commencement Date (as defined in the Sublease Agreement) in respect of the Sublease Agreement.

(c)       The representations and warranties of the Sellers set forth in Section 3.12 (Taxes) and the indemnity for Taxes provided in Section 6.2(a)(iii) shall survive the Closing until sixty (60) days after the expiration of the applicable statutes of limitations for Taxes.

(d)       The Seller Fundamental Representations and the Buyer Fundamental Representations shall survive the Closing indefinitely.

(e)        Each of the covenants and agreements of the Parties in this Agreement (an “MTA Covenant”) shall survive the Closing in accordance with its terms until the longer of (i) eighteen (18) months following the date hereof and (ii) full performance of such MTA Covenant.

For the purposes of this Article VI, the periods set forth in Sections 6.1(a) to (e) each shall be referred to hereinafter as a “Survival Period.” Notwithstanding the foregoing, if an Indemnified Party delivers a Claim Notice meeting the requirements of this Agreement prior to the expiration or termination of the applicable Survival Period with respect to an Indemnification Claim made pursuant to Section 6.2, then such Indemnification Claim will continue until the final amount of recoverable Losses is determined by final agreement, settlement, judgment or award binding on Buyer and the Sellers in accordance with this Article VI.

Section 6.2         Indemnification.

(a)        Indemnification by the Sellers. Subject to Section 6.1 and the other provisions of this Article VI, from and after the Closing Date, the Sellers will indemnify and hold harmless Buyer, its Affiliates (including, following the Closing, the Company) and their respective Representatives (the “Buyer Indemnitees”) from and against all Losses incurred or suffered by, or imposed upon, such Buyer Indemnitees as a result of or arising out of, or resulting from:

(i)        any inaccuracy in or breach of the representations and warranties of the Sellers set forth in Article III (other than the Seller Fundamental Representations and the representations and warranties set forth in Section 3.12 (Taxes));

(ii)       any inaccuracy in or breach of the Seller Fundamental Representations (including any Losses arising out of any Actions concerning the subject matter thereof);

(iii)      any Indemnified Taxes;

(iv)      any Excluded Asset;

(v)       any Excluded Liability;

(vi)      any Liability of the Company arising out of the Intercompany Agreements listed on Section 5.7(a) of the Sellers Disclosure Schedule;

(vii)     any Liability of the Company to the extent related to periods prior to the Closing (except for Liabilities specifically reflected as Current Liabilities on the Final Closing Statement); or

(viii)    any Seller’s breach of any MTA Covenant of the Sellers.

(b)       Indemnification by Buyer. Subject to Section 6.1 and the other provisions of this Article VI, from and after the Closing Date, Buyer will indemnify and hold harmless the Sellers, their Affiliates and their respective Representatives (the “Seller Indemnitees”) from and against all Losses incurred or suffered by, or imposed upon, such Seller Indemnitees as a result of or arising out of, or resulting from:

(i)        any inaccuracy in or breach of the Buyer Fundamental Representations;

(ii)       any inaccuracy in or breach of the representations and warranties of Buyer set forth in Article IV (other than the Buyer Fundamental Representations);

(iii)      any Assumed Liability;

(iv)      any Liability of the Company to the extent related to periods after the Closing, excluding any Losses incurred by the Buyer after the Closing because of, or related to, any breach of this Agreement by the Sellers or their Affiliates (without limiting the obligations of the Sellers in Section 6.2(a) or providing any indemnification to Seller Indemnitees in respect of any such obligations); or

(v)       Buyer’s breach of any MTA Covenant of Buyer.

(c)        Certain Limitations.

(i)        In no event shall any Buyer Indemnitee be entitled to indemnification for any Losses arising from a claim for indemnification pursuant to Section 6.2(a)(i) (A) for any claim or series of related claims arising from the same set of facts with respect to which the aggregate amount of Losses does not exceed $50,000, which Losses shall not count towards the Deductible, and (B) unless and until the aggregate amount of all Losses under all claims under Section 6.2(a)(i) exceeds $500,000 (the “Deductible”), at which time the Sellers shall only be liable for any Losses in excess of the Deductible.

(ii)       In no event shall the aggregate Liability for indemnification by the Sellers pursuant to Section 6.2(a)(i) exceed in the aggregate $7,500,000 and in no event shall the aggregate Liability for indemnification by the Sellers pursuant to this Agreement exceed the Purchase Price.

(iii)      [Reserved].

(iv)      In no event shall any Seller Indemnitee be entitled to indemnification for any Losses arising from a claim for indemnification pursuant to Section 6.2(b)(ii) (A) for any claim or series of related claims arising from the same set of facts with respect to which the aggregate amount of Losses does not exceed $50,000, which losses will not count toward the Deductible and (B) unless and until the aggregate amount of all Losses under all claims under Section 6.2(b)(ii) exceeds the Deductible, at which time Buyer shall only be liable for any Losses in excess of the Deductible.

(v)       In no event shall the aggregate Liability for indemnification by Buyer pursuant to Section 6.2(b)(ii) exceed in the aggregate $7,500,000 and in no event shall the aggregate Liability for indemnification by Buyer pursuant to this Agreement exceed the Purchase Price.

(vi)      Notwithstanding the foregoing, the limitations set forth in Section 6.2(c)(i) to (v) shall not apply to the extent that the Indemnified Party’s Losses result from or arise out of fraud by the Indemnifying Party.

(d)       The amount of any and all Losses under this Article VI shall be determined net of any insurance or other indemnification proceeds received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification net of any reasonable and documented out-of-pocket cost of receiving insurance or other indemnification proceeds and any increased insurance costs resulting from such claim, including any retroactive or prospective premium adjustments associated with such coverage, as such amounts are determined in accordance with those policies and programs generally applicable from time to time, and only after first applying any available insurance to the portion of a Loss that is not indemnified hereunder. If the Indemnified Party or its Affiliates receive any amounts under insurance policies or any indemnification proceeds, in each case in connection with a matter giving rise to an indemnification payment, but subsequent to such indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or out-of-pocket expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party or its Affiliates (but net of any expenses referred to in the first sentence of this paragraph).

(e)        For purposes of this Article VI, for purposes of determining any inaccuracy in or breach of any representation or warranty and the amount of any Losses to which a Buyer Indemnitee or Seller Indemnitee, as the case may be, is entitled hereunder, will be determined without any materiality qualifiers (including any Material Adverse Effect) contained in the relevant representations and warranties.

Section 6.3         Indemnification Procedures.

(a)        A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly (and in any event within twenty (20) days of becoming aware of the circumstances giving raise to the claim or potential claim) notify the party liable for such indemnification (the “Indemnifying Party”) in writing (such notice, a “Claim Notice”) of any pending or threatened claim or demand that the Indemnified Party has determined gives or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”) (an “Indemnification Claim”). The failure to give such prompt Claim Notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced thereby. Each Claim Notice will, with respect to each Indemnification Claim set forth therein, (i) specify in reasonable detail and in good faith the nature of the Indemnification Claim being made and (ii) estimate in good faith the aggregate dollar amount of Losses suffered or reasonably expected to be suffered by such Indemnified Party and for which such Indemnified Party claims to be entitled to indemnification pursuant to this Article VI (the “Claim Amount”).

(b)        If the Indemnifying Party wishes to object to the allowance of some or all Indemnification Claims made in a Claim Notice (other than a Third Party Claim), the Indemnifying Party must deliver a written objection to the Indemnified Party within thirty (30) Business Days after receipt by the Indemnifying Party of such Claim Notice expressing such objection and explaining in reasonable detail and in good faith the basis therefor. Following receipt by the Indemnified Party of the Indemnifying Party’s written objection, if any, the Indemnified Party and the Indemnifying Party will promptly, and in any event within thirty (30) Business Days, meet to agree on the rights of the respective parties with respect to each Indemnification Claim that is the subject of such written objection. If the parties should so agree, a memorandum setting forth such agreement will be mutually prepared, and executed, by the Indemnified Party and the Indemnifying Party and, as promptly as practicable and in any event within ten (10) Business Days following the execution of such memorandum, subject to Section 6.3(d), the Indemnifying Party will pay the agreed amount to the Indemnified Party. In the event that the Indemnified Party and the Indemnifying Party do not mutually prepare and execute such a memorandum or such memorandum does not address in full the written objections timely delivered, within thirty (30) Business Days of receipt by the Indemnified Party, from the Indemnifying Party of the written objection, then the Indemnified Party may seek to resolve any dispute and to seek enforcement of the obligation with respect to the Indemnification Claim in any court available therefor in accordance with the terms of Section 7.7.

(c)        If the Indemnified Party does not receive a response from the Indemnifying Party with respect to any Indemnification Claim set forth in a Claim Notice by the end of the thirty (30) Business Day period referred to in Section 6.3(b), the Indemnified Party shall send a second Claim Notice to the Indemnifying Party relating to such Indemnification Claim for the same Claim Amount. If the Indemnifying Party does not notify the Indemnified Party that it disputes such Indemnification Claim within ten (10) Business Days following receipt of such second Claim Notice with respect to such Indemnification Claim, (i) the Indemnifying Party will be deemed to have irrevocably waived any right to object to such Indemnification Claim and to have agreed that Losses in the amount of the applicable Claim Amount are indemnifiable hereunder and (ii) with respect to the subject Indemnification Claim, as promptly as practicable and within ten (10) Business Days following expiration of such period, subject to Section 6.3(d), the Indemnifying Party will pay the Claim Amount to the Indemnified Party. If not paid, the Indemnified Party may seek enforcement of the obligation of the Indemnifying Party with respect to the Indemnification Claim in any court available therefor in accordance with the terms of Section 7.7.

(d)       Any amount payable by the Indemnifying Party to the Indemnified Party pursuant to Section 6.3(b) or Section 6.3(c) above will be paid by the Indemnifying Party by wire transfer in dollars in immediately available funds to such account or accounts as may be designated in writing by the Indemnified Party.

(e)        Upon receipt of a notice of a Third Party Claim for indemnity from an Indemnified Party pursuant to Section 6.3(a), the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within fifteen (15) Business Days of the receipt of notice of such Third Party Claim (or sooner if notice of the Third Party Claim so requires), to assume the defense and control of such Third Party Claim (at the expense of such Indemnifying Party). Upon delivery of such notice, the Indemnifying Party will not be liable to the Indemnified Party under this Article VI for any fees of other counsel or any other expenses with the respect to the defense of such Third Party Claim, provided that the Indemnified Party shall have the right to participate in the defense of such Third Party Claim with its own counsel and at its own expense. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume the defense of any Third Party Claim (i) involving a criminal claim or regulatory enforcement action, (ii) involving relief other than monetary damages, other than a Third Party Claim of infringement or misappropriation of Intellectual Property rights seeking both injunctive relief and monetary damages or (iii) if the Indemnified Party has been advised in writing by outside counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party. If the Indemnifying Party does not assume the defense and control of any Third Party Claim pursuant to this Section 6.3, the Indemnified Party shall be entitled to assume and control such defense, but the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense. Buyer and the Sellers shall, and shall cause each of their Representatives to, reasonably cooperate in the defense of any Third Party Claim, including by furnishing books and records, personnel and witnesses and access to real and personal property, as appropriate, for any defense of such Third Party Claim. If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, in its sole discretion and without the consent of any Indemnified Party; provided that (A) such settlement or judgment does not (1) impose any equitable or other non-monetary remedies or obligations on the Indemnified Party but involves solely the payment of money damages for which the Indemnified Party will be indemnified by the Indemnifying Party hereunder and (2) involve a finding or admission of any violation of Law, and (B) the Indemnifying Party shall obtain, as a condition of any settlement, a complete and unconditional release of the Indemnified Party potentially affected by such Third Party Claim from all Liability with respect to such Third Party Claim. No Indemnified Party will consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party, with such consent not to be unreasonably withheld, conditioned or delayed; provided that, notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim if it (x) irrevocably waives in writing delivered to the Indemnifying Party any right to indemnity therefor under this Agreement, (y) does not impose any equitable or other non-monetary remedies or obligations on the Indemnifying Party and (z) does not involve a finding or admission of any violation of Law.

Section 6.4         Mitigation; No Duplication; No Circular Recovery. Each Indemnified Party shall take all reasonable steps to mitigate its respective Losses, other than a Loss with respect to Indemnified Taxes (including using commercially reasonable efforts to recover under applicable insurance policies or other indemnities and incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Losses) upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any such Losses that are indemnifiable under this Agreement. In no event shall any Indemnified Party be entitled to duplicate compensation with respect to the same Loss under more than one provision of this Agreement or the other documents entered into in connection with this Agreement. No Party shall be entitled to indemnification under this Article VI for any Losses to the extent such Losses were specifically included in the calculation of the Final Purchase Price pursuant to Section 2.11. Without limiting the generality of the prior sentence, if a set of facts, conditions or events constitutes a breach of more than one representation, warranty, covenant or agreement that is subject to an indemnification obligation under this Article VI, then only one recovery of indemnifiable Losses shall be allowed, and in no event shall there be any indemnification or duplication of payments or recovery under different provisions of this Agreement arising out of the same or substantially the same facts, conditions or events. Notwithstanding anything to the contrary herein or in any organizational documents of the Company, the Sellers shall not be entitled to exculpation, indemnification or contribution from Buyer or, after Closing, the Company for or in connection with any facts or circumstances that are the subject matter of or related to an indemnification claim under this Article VI brought by any Buyer Indemnitee.

Section 6.5         Exclusive Remedy. Notwithstanding any other provision of this Agreement to the contrary, this Article VI will be the sole and exclusive remedy of the Parties for money damages from and after the Closing Date for any claims arising under this Agreement, including claims of inaccuracy in or breach of any representation, warranty, covenant or agreement hereunder; provided, however, that the foregoing will not be deemed a waiver by any Party of any right to seek specific performance or injunctive relief pursuant to Section 7.8.

Section 6.6         Tax Treatment. Any indemnification payments made under this Article VI shall be treated for Tax purposes, to the extent permitted by Law, as adjustments to the Purchase Price.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1         Notices. All notices, requests, consents, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, in each case addressed as follows or to such other address or addresses of which the respective Party shall have notified the other in accordance with this Section 7.1.

If to the Sellers, to:

5420 Lyndon B. Johnson Freeway, Suite 1100
Dallas, TX 75240-2345
Attention:	Mark Schwarz
Email:	mark@newcastle-group.com

With a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention:	Steve Wolosky
Michael R. Neidell
Email:	SWolosky@olshanlaw.com
MNeidell@olshanlaw.com

If to Buyer, to:

Starstone U.S. Holdings, Inc.
201 E. Fifth Street, Suite 1200
Cincinnati, OH 45202
Attention:	Robert F. Kuzloski
Email:	robert.kuzloski@corespecialty.com
cc:	legalnotices@corespecialty.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Todd E. Freed
Jon A. Hlafter
Patrick J. Lewis
Facsimile:	(212) 735-2000
Email:	todd.freed@skadden.com
jon.hlafter@skadden.com
patrick.lewis@skadden.com

Section 7.2         Expenses. Except as otherwise expressly provided herein, each of Buyer and the Sellers will bear its own Taxes, fees, costs and expenses incurred in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby, including legal, accounting and other advisory fees and expenses, whether or not such transactions are consummated.

Section 7.3         Entire Agreement; Modification. This Agreement (together with the Sellers Disclosure Schedule and all Schedules hereto and the documents referred to herein) sets forth the entire agreement and understanding between the Parties and supersedes all prior agreement or understanding, written or oral, relating to the subject matter of this Agreement, including the Confidentiality Agreement. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby, and in accordance with Section 7.12.

Section 7.4         Assignment; Binding Effect; Severability. This Agreement, and the rights, interests, obligations and Liabilities hereunder, may not be assigned by any Party without the prior written consent of the other Party and any proposed assignment of this Agreement or the rights, interests, obligations and Liabilities hereunder in violation hereof shall be void ab initio and of no force or effect, except that Buyer may assign any and all of its respective rights or obligations under this Agreement or any Ancillary Agreement to any of its Affiliates; provided, that such assignment shall not relieve Buyer of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of each Party. The provisions of this Agreement are severable. In the event that any one or more provisions are deemed illegal or unenforceable under applicable Law the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to any Party, in which event the Parties shall use commercially reasonable efforts to arrive at an accommodation that best preserves the original intent of the Parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 7.5         Governing Law. This Agreement and all litigation, claims, actions, suits, hearings or proceedings (whether civil, criminal or administrative and whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or the actions of the Sellers or Buyer in the negotiation, administration, performance and enforcement hereof or thereof, shall be interpreted and governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 7.6         Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND AGREES TO CAUSE EACH OF ITS AFFILIATES TO WAIVE, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING THE EQUITY FINANCING, OR THE ACTIONS OF A PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY OR ITS AFFILIATES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) MAKES THIS WAIVER VOLUNTARILY AND (D) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.6.

Section 7.7         Jurisdiction. Subject to Section 2.11, each of the Parties hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery and any state appellate court therefrom declines to accept jurisdiction over a particular matter, any United States federal court or other state court located in the State of Delaware having jurisdiction over such dispute) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery and any state appellate court therefrom declines to accept jurisdiction over a particular matter, any United States federal court or other state court located in the State of Delaware having jurisdiction over such dispute); provided that each of the Parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any United States federal court located in the State of Delaware or any Delaware state court in any other court or jurisdiction.

Section 7.8         Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist, and damages would be difficult to determine, and that the Parties shall be entitled to seek specific performance of the terms hereof, without requiring proof of damages or posting of a bond. The rights and remedies of the Parties shall be cumulative (and not alternative).

Section 7.9         No Recourse; Sole and Exclusive Remedy.

(a)        Notwithstanding anything in this Agreement to the contrary, the Sellers each acknowledge and agree, both for themselves and their respective Subsidiaries, stockholders and Affiliates, that no recourse under, based upon, arising out of or relating to this Agreement or any documents or agreements referenced therein may be had by any of them against any Affiliate of Buyer, any other Person or any such Affiliate’s or other Person’s respective direct or indirect former, current or future Affiliates, general or limited partners, stockholders, controlling persons, equityholders, managers, managing companies, members, directors, officers, employees, agents, Representatives, advisers, successors or assigns, actual or prospective financing sources or arrangers (collectively, the “Non-Recourse Persons”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law;

(b)       Notwithstanding anything in this Agreement to the contrary, in the event Buyer fails to effect the Closing, the Sellers’ sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) (other than in connection with fraud for which all applicable legal and equitable remedies shall be available to the Sellers) against the Non-Recourse Persons shall be the seeking of an order of specific performance as and only to the extent expressly permitted by Section 7.8, and the Sellers shall not be entitled to bring or maintain any Action for monetary damages against any of the foregoing Non-Recourse Persons in connection therewith or any matters forming the basis for such termination.

Section 7.10       Execution in Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received counterparts thereof signed and delivered (by facsimile, email of a pdf attachment or otherwise) by each of the Parties.

Section 7.11       No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any Person other than the Parties and their respective successors and permitted assigns any rights (including third party beneficiary rights), or remedies under or by reason of this Agreement or (b) constitute the Parties as partners or as participants in a joint venture. Except as set forth in the immediately preceding sentence, this Agreement shall not provide Third Parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement. No Third Party shall have any right, independent of any right that exists irrespective of this Agreement, under or granted by this Agreement, to bring any suit at Law or equity for any matter governed by or subject to the provisions of this Agreement.

Section 7.12       Amendment and Waiver. This Agreement may be amended with respect to any provision contained herein by action of the Parties taken by their boards of directors or by their duly authorized officers or employees, whether before or after such Party’s action. Any term or condition hereof may be waived by the Party which is entitled to the benefits thereof by action taken by its board of directors or its duly authorized officer or employee, whether before or after the action of such Party. Any such amendment or waiver shall be evidenced by a written instrument duly executed on behalf of each Party by its duly authorized officer or employee. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

Starstone U.S. Holdings, Inc.

By:	/s/ Robert Kuzloski
	Name:	Robert Kuzloski
	Title:	Secretary

HALLMARK FINANCIAL SERVICES, INC.

By:	/s/ Christopher J. Kenney
	Name:	Christopher J. Kenney
	Title:	President & Chief Financial Officer

HALLMARK SPECIALTY UNDERWRITERS, INC.

By:	/s/ Christopher J. Kenney
	Name:	Christopher J. Kenney
	Title:	Vice President

[Signature Page to Master Transaction Agreement]